Exhibit 2.1

DATED                                                  8 April 2018

SHARE PURCHASE AGREEMENT

relating to the sale and purchase
of all shares in

L’ORANGE GMBH

And

FLUID MECHANICS LLC

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

CONTENTS

1.	DEFINITIONS	6
2.	SALE AND PURCHASE OF SHARES	7
3.	CONSIDERATION; PAYMENTS	7
4.	MERGER CONTROL	9
5.	[INTENTIONALLY OMITTED]	9
6.	PRE-CLOSING MATTERS	9
7.	TERMINATION OF DPLTA	13
8.	TERMINATION AND SETTLEMENT OF CASH POOLING AND CASH IN THE COMPANY AS OF CLOSING	14
9.	INTRA-GROUP LOANS	15
10.	RELEASE OF GUARANTEES; INDEMNIFICATION	15
11.	CLOSING CONDITIONS; TERMINATION	15
12.	CLOSING	16
13.	SELLERS’ GUARANTEES	19
14.	REMEDIES; LIMITATIONS	36
15.	LOCKED-BOX, NO LEAKAGE	47
16.	TAXES	48
17.	PURCHASER GUARANTEES	63
18.	NON-COMPETITION; NON-SOLICITATION	64
19.	COOPERATION	66
20.	GUARANTEE OF PURCHASER’S GUARANTOR	67
21.	ACCESS TO BOOKS AND RECORDS	67
22.	CONFIDENTIALITY AND PRESS RELEASES	67
23.	NOTICES	68
24.	LIABILITY OF SELLERS	70
25.	COSTS	70
26.	GOVERNING LAW; ARBITRATION	71
27.	FINAL PROVISIONS	71

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

LIST OF EXHIBITS

EXHIBIT	CONTENT

Exhibit 1.1	Definitions
Exhibit 3.1.3	Equity Bridge
Exhibit 3.3.2	Account Details
Exhibit 6.2.2.4	List of planned Investments
Exhibit 6.2.3.1	Permitted replacements for vacant positions
Exhibit 6.2.3.3	List of Employees affected by Material Alterations of Terms and Conditions of Employment
Exhibit 6.2.4.5	Settlement of Proceedings
Exhibit 6.6	Works Council Support
Exhibit 8	Sample calculation
Exhibit 9.1	Existing Intra-Group Loans
Exhibit 10	Group Guarantees
Exhibit 12.3.1.1	Cash Pool Release Letter
Exhibit 12.3.1.2	DPLTA Termination Declaration
Exhibit 12.3.1.3	Draft Assignment of Membership Units
Exhibit 12.3.1.4	Amended and Restated Operating Agreement
Exhibit 12.3.1.5(1)	Draft Patent Assignment Agreement
Exhibit 12.3.1.5(2)	Patent rights to be assigned to L'Orange
Exhibit 12.3.1.7	Warranty Letter
Exhibit 12.3.2.1	Long Term Supply Agreement
Exhibit 12.3.2.2	Remanufactured Core Products
Exhibit 12.3.2.3	Transitional Services Agreement
Exhibit 12.3.4	Draft Power of Attorney for L’Orange Shareholder Meetings
Exhibit 12.4.1	Draft Closing Memorandum
Exhibit 13.5.1	Framework
Exhibit 13.5.2-1	[***]
Exhibit 13.5.2-2	[***]
Exhibit 13.5.2-3	[***]
Exhibit 13.5.2-4	[***]
Exhibit 15.3.9	Management Boni Recipients
Exhibit 16.7.1	Allocable Amount - Allocation Methodology
Exhibit 19.3	Long Term Supply Agreement Price List

LIST OF SCHEDULES

SCHEDULE	CONTENT

Schedule 13.3.3	Excerpts from the commercial register for each of the Group Companies
Schedule 13.3.4	Copies of current Articles of Association, By-laws or equivalent constitutional documents of each Group Company
Schedule 13.5.1	Locked Box Accounts
Schedule 13.5.4	Events since Locked Box Date
Schedule 13.6.1	Financial Statements as of the Group Companies as of 31 December 2017
Schedule 13.7.1(1)	Own Real Estate
Schedule 13.7.1(2)	Excerpt from land register for Own Real Estate
Schedule 13.7.3	Leased Real Estate
Schedule 13.9.1	IP Rights
Schedule 13.9.2	Disclosed restricted and non-exclusive ownership of Owned IP Rights

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 13.11	Exceptions from Sellers' Guarantee on compliance with laws
Schedule 13.12.1	List of Material Agreements
Schedule 13.13.1	List of all employees and managing directors of Group Companies
Schedule 13.13.2	List of employees who have either terminated their employment or have threatened to terminate their employment
Schedule 13.13.3	Salary increases of Senior Employees since the Locked Box Date
Schedule 13.13.6	List of freelancers
Schedule 13.13.7	List of all collective arrangements
Schedule 13.14.1	Pension Scheme
Schedule 13.14.2	Employer and Employee contribution rates to the Pension Schemes
Schedule 13.15	List of Legal Disputes
Schedule 13.16.3	List and details of insurance claims made in respect of the Group Companies’ business
Schedule 13.17.5	Pending Tax audits
Schedule 13.17.8	Disclosures re Tax residence of Group Companies
Schedule 13.19.2	Disclosed Product Liability Claims
Schedule 13.20	Subsidies
Schedule 13.25-1	Knowledge Bearers
Schedule 13.25-2	Inquiry Individuals
Schedule 13.25-3	Further Inquiry Individuals
Schedule 13.27	[***]
Schedule 14.2.1-1	Purchaser’s Knowledge Bearers
Schedule 14.2.1-2	Purchaser’s Inquiry Advisors

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

This SHARE PURCHASE AGREEMENT (the “Agreement”) is made on April 8, 2018

AMONG:

(1)    MTU Friedrichshafen GmbH,  a limited liability company under German law (GmbH) with registered office at Maybachplatz 1, 88045 Friedrichshafen, Germany and registered with the commercial register of the local court (Amtsgericht)  of Ulm under HRB 630227

– “MTU Friedrichshafen” –

(2)    MTU America Inc., a company incorporated under the laws of the State of Delaware, USA whose registered office is at 251 Little Falls Drive, Wilmington, Delaware 19808, USA

– “MTU America” –

(3)    Woodward Aken GmbH,  a limited liability company under German law (GmbH) with registered office at Köthener Chaussee 46, 06385 Aken, Germany and registered with the commercial register of the local court (Amtsgericht)  of Stendal under HRB 10125

– “Purchaser” –

(4)    Woodward Inc., a company incorporated under the laws of the State of Delaware and whose registered office is at 1081 Woodward Way, Fort Collins, Colorado 80524, USA

– “Purchaser’s Guarantor”, and, together with Purchaser, the “Purchasers” –

MTU Friedrichshafen and MTU America are hereinafter each individually referred to as a “Seller” and jointly referred to as the “Sellers”.

The Sellers, the Purchaser and the Purchaser’s Guarantor are each individually referred to as a “Party” and jointly referred to as the “Parties”.

RECITALS:

A    MTU Friedrichshafen is the sole shareholder of L'Orange GmbH, a limited liability company under German law (GmbH) with registered office at Porschestraße 8, 70435 Stuttgart and registered with the commercial register of the local court (Amtsgericht) of Stuttgart under HRB 8012 (“L’Orange”). MTU Friedrichshafen and L’Orange have entered into a domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) dated 21 December 1995 and amended by virtue of an amendment agreement dated 13 December 2013 (the “DPLTA“).

B    MTU America is the sole shareholder of Fluid Mechanics LLC, a limited liability company under US law with headquarters at 760 Moore Road, Avon Lake, Ohio 44012, USA (“Fluid Mechanics”; Fluid Mechanics and L’Orange are hereinafter jointly referred to as the “Target Companies”). Fluid Mechanics has acquired its business operations pursuant to an asset purchase agreement dated 16 December 2015 ("Fluid Mechanics APA").

C    L’Orange is the sole shareholder of the following direct subsidiaries:

(i)    L'Orange Unterstützungskasse Gesellschaft mit beschränkter Haftung, a limited liability company under German law (GmbH) with registered office at Rudolph-L'Orange-Straße 1, 72293 Glatten and registered with the commercial register of the local court (Amtsgericht) of Stuttgart under HRB 440081 (“L’Orange Unterstützungskasse”);

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(ii)    L'Orange Fuel Injection (Ningbo) Co. Ltd., a limited liability company under Chinese law with headquarters at #3 Hall, No. 55 South Qihang Road, 315145 Ningbo City, Peoples Republic of China (“L'Orange Ningbo”);

(iii)    L'Orange Fuel Injection Trading (Suzhou) Co., Ltd., a limited liability company under Chinese law with headquarters at Room 306, International Financial Centre, 23-B Time Square, Huachi Street, Suzhou, Peoples Republic of China (“L'Orange Suzhou”).

L’Orange Unterstützungskasse, L'Orange Ningbo and L'Orange Suzhou are hereinafter jointly referred to as the “L’Orange Subsidiaries”. The L’Orange Subsidiaries and the Target Companies are hereinafter jointly referred to as “Group Companies” and individually as a “Group Company”).

D    The Sellers are indirect affiliated companies in the meaning of Sec. 15 of the German Stock Corporation Act (Aktiengesetz) (“Affiliates”) of Rolls-Royce Holdings plc., a public company registered in England with registered number 07524813 and registered office at 62 Buckingham Gate, London, SW1E 6AT, England. Rolls-Royce Holdings plc. and any of its Affiliates including the Sellers, but excluding the Group Companies, are hereinafter referred to as the “Sellers’ Group” and each of these entities as a “Sellers’ Group Company”.  “Purchaser Group” means each or any of (i) the Purchasers, any holding company of the Purchasers from time to time, and any company which from time to time is a subsidiary of the Purchasers or of any such holding company, and (ii) with effect from Closing, each Group Company.

E    MTU Friedrichshafen intends to dispose of all shares in L’Orange, consisting of one share with a nominal value of DEM 5,000,000.00, comprising the entire share capital of L'Orange, (the “L’Orange Share”) and MTU America intends to dispose of all 1,000 units, constituting the entire share capital, in Fluid Mechanics (the “Fluid Mechanics Shares”; together with the L’Orange Share jointly referred to as the “Shares”). The Purchaser intends to acquire the L'Orange Share from MTU Friedrichshafen and the Purchaser's Guarantor intends to acquire the Fluid Mechanics Shares from MTU America. It is hereby clarified that irrespective of the denomination of the shares in L’Orange and Fluid Mechanics it is the Parties’ intention to sell and transfer 100% of such shares in L’Orange and Fluid Mechanics pursuant to this Agreement.

IT IS AGREED:

1.    DEFINITIONS

1.1    For the purpose of this Agreement, the defined terms used in this Agreement that are identified by capitalized first letters (Großschreibung) always have the meaning as set forth in Exhibit 1.1 or else where in this agreement, it being understood that these definitions are applicable to the singular as well as the plural forms of such terms.

1.2    Wherever terms are defined in the Exhibits or Schedules to this Agreement in deviation from the terms as defined in clause 1.1, the definitions used in the Exhibits or Schedules shall, but only for the purposes of the interpretation and scope of the respective Exhibits or Schedules, prevail over the meaning of the terms as defined in Exhibit 1.1.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.    SALE AND PURCHASE OF SHARES

2.1    Sale of the Shares

2.1.1    MTU Friedrichshafen hereby sells (verkauft) the L’Orange Share to the Purchaser under the terms and conditions of this Agreement. The Purchaser hereby accepts such sale.

2.1.2    MTU America hereby sells (verkauft) the Fluid Mechanics Shares to the Purchaser's Guarantor under the terms and conditions of this Agreement. The Purchaser's Guarantor hereby accepts such sale.

2.2    Assignment of the Shares

Subject to (aufschiebend bedingt) the satisfaction or, where applicable, waiver of the Closing Condition and Closing Actions in accordance with the terms of this Agreement, MTU Friedrichshafen hereby assigns and transfers in rem  (tritt mit dinglicher Wirkung ab) the L’Orange Share to the Purchaser and MTU America hereby assigns and transfers in rem  (tritt mit dinglicher Wirkung ab) the Fluid Mechanics Shares to the Purchaser's Guarantor, each with effect as of 24:00 hours CEST on the Closing Date; each of the Purchasers hereby accepts the respective assignment and transfer in rem (the “Transaction”).

2.3    Ancillary Rights and Dividends

The sale and transfer of the Shares shall include any and all rights associated with, or otherwise pertaining to, the Shares (Nebenrechte) as at Closing, including, but not limited to, the right to any retained and any future profits pertaining to the Shares, with the exception of any profits of L’Orange generated under the DPLTA prior to its termination to which MTU Friedrichshafen shall continue to be entitled after the Closing Date. Clause 7.3 shall remain unaffected by this clause 2.3.

3.    CONSIDERATION; PAYMENTS

3.1    Purchase Prices

3.1.1    The purchase price payable for the L’Orange Share equals EUR 576,400,000 (in words: five hundred seventy six million four hundred thousand euros) (the “L’Orange Purchase Price”).

3.1.2    The purchase price payable for the Fluid Mechanics Shares equals EUR 10,000,000 (in words: ten million euros) (the “Fluid Mechanics Purchase Price”; the L’Orange Purchase Price and the Fluid Mechanics Purchase Price are jointly referred to as the (“Total Share Purchase Price”).

3.1.3    The L'Orange Purchase Price and the Fluid Mechanics Purchase Price have been calculated based on the equity bridge attached hereto as Exhibit 3.1.3.

3.2    Interest

Interest of a daily total amount of EUR 45,000 (in words: forty-five thousand euros) from the Locked Box Date (as defined in clause 15.1 below) up until, but excluding, the Closing Date (hereinafter the “Interest”) shall accrue on the Total Share Purchase Price. The L’Orange Purchase Price and the Interest thereon together form the “L’Orange Consideration” and the Fluid Mechanics Purchase Price together with the Interest thereon together form the “Fluid

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Mechanics Consideration”. The L’Orange Consideration and the Fluid Mechanics Consideration are hereinafter jointly referred to as the “Consideration” and the Parties agree that the Consideration is solely paid for the L’Orange Share and the Fluid Mechanics Shares and that therefore no Taxes shall be withheld with regard to the Consideration.

3.3    General Rules for Payments

3.3.1    Modes of Payment

Any payments under this Agreement shall be made by wire transfer in immediately available funds, valued as at the relevant due date set out in this Agreement or otherwise provided by law, free of bank and/or any other charges, Taxes (subject to clauses 7.3 and 7.6 which shall take precedence) or other deductions and the receipt of such payment in the recipient's bank account shall constitute discharge of the relevant obligation to pay.

3.3.2    Bank Accounts

All payments to the Sellers or to the Purchasers under this Agreement shall be made into the bank accounts of the Sellers (the “Sellers’ Accounts”) or the Purchasers (the “Purchaser's Account”), as applicable, in each case as set forth in Exhibit 3.3.2, or to such other bank account designated by the recipient to the Party that has to make the payment in writing no later than five (5) Business Days prior to the relevant due date of such payment.

3.3.3    Default Interest

If any payment to be made by a Party under or in connection with this Agreement is not paid when due, default interest at the rate of ten percent (10%) p.a. (“Default Interest”) shall apply from the respective due date until the respective amount has been received in full by the entitled Party.

3.3.4    No Set-Off or Retention

In relation to its payment obligation in accordance with this Agreement (excluding any payment obligations included in any agreement entered into as part of the Closing Actions, for which the terms and conditions of such agreement shall apply), neither Party shall be entitled (i) to set off (aufrechnen) any rights and claims it may have under this Agreement, or (ii) to withhold payment on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims of the obliged Party in relation to which such Party declares a set-off or retention have been acknowledged (anerkannt) in writing by the respective other Party or have been determined by the final and non-appealable decision of the court of competent jurisdiction.

3.4    Value-Added Tax

In case value added tax (Umsatzsteuer) shall be payable on any part of the Consideration by any Sellers' Group Company to the Tax Authority, the respective one of the Purchasers shall pay the value added tax (“VAT”) in addition to the Consideration against submission of an invoice reflecting the VAT and corresponding to the legal requirements, in particular the German VAT Act (Umsatzsteuergesetz) in order to obtain a refund of the input VAT paid. To the extent the applicable Tax Laws provide for a right of the Sellers to have the transaction

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

being subject to VAT, the Sellers hereby guarantee not to exercise such right and will indemnify the Purchasers from any VAT resulting from an exercise of such right.

4.    MERGER CONTROL

4.1    The Parties shall use all reasonable efforts and render each other all reasonably necessary support and cooperation to ensure that the Closing Condition pursuant to clause 11.1 is fulfilled as soon as possible after the Signing Date. The Parties shall inform each other in writing without undue delay as soon as the Closing Condition has been fulfilled.

4.2    The Purchasers shall ensure that any filings or notifications for the Closing Condition will be made no later than ten (10) Business Days at the competent authority (“Competent Authority”) after the Signing Date, provided that the Sellers and their advisors have had reasonable opportunity to comment on any drafts and that the content of such filings have been approved in writing by the Sellers.

4.3    Each Party shall keep the other Parties informed about the status of the filing proceedings with the Competent Authority. The content of any substantive communications with any Competent Authority must be agreed between the Parties' outside counsel in charge of the relevant filings in advance. Each Party shall give reasonable notice to the other Parties of any substantive meeting, telephone call, or discussion with any Competent Authority.

4.4    If any Party becomes aware that it is reasonably likely that the Closing Condition will not be satisfied or that conditions or obligations (Auflagen oder Bedingungen) may be imposed which could affect any of the Parties or any of the Group Companies, it shall notify the respective other Parties forthwith in writing without undue delay. Notwithstanding the foregoing, the Parties undertake to use all commercially reasonable efforts to remove or prevent any impediments, restrictions, or conditions that may affect the Closing Condition, and for the Purchaser Group to offer any reasonable undertakings if necessary to obtain clearance as promptly as possible. For the avoidance of doubt, this provision does not oblige any of the Purchasers to offer as an undertaking (i) any divestiture of any of Purchasers’ businesses, or (ii) any significant divestiture of the Group Companies.

5.    [INTENTIONALLY OMITTED]

6.    PRE-CLOSING MATTERS

6.1    Subject to clause 6.3, from the Signing Date until and including the Closing Date, the Sellers

6.1.1    shall procure that the affairs of the Group Companies are conducted in the ordinary course consistent with past practice, including without limitation sales practices, price levels, mix and levels of inventory, procurement, manufacturing and delivery of products and services, quality and safety levels, accounts payable levels and receivables aging materially consistent with past practice;

6.1.2    shall procure that no payment is made by a Group Company other than (i) in the ordinary course of business or (ii) as required in order to preserve the value of the business of the Group Companies; and

6.1.3    shall apply commercially reasonable efforts that the business of the Group Companies, including the business relationships with the customers and suppliers of the Group Companies, is preserved intact in accordance with past practice.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

6.2    Subject to clause 6.3, from the date of this Agreement until and including the Closing Date, the Sellers shall procure that no member of the Sellers’ Group agrees to or permits the following conduct with respect to any of the Group Companies:

6.2.1    Share capital and distributions

6.2.1.1    Allot, issue or grant any option or right to subscribe for any shares or other securities convertible into shares.

6.2.1.2    Redeem any shares, purchase its own shares, reduce its share capital or grant any Encumbrances on any of its shares.

6.2.1.3    With respect to the Group Companies: declare, pay or make any dividend or other distribution with the exception of the L'Orange Profit Distribution.

6.2.1.4    Adopt any shareholder resolutions of any of the Group Companies regarding

(a)    the liquidation of any Group Company;

(b)    any change of the articles of association of any Group Company; or

(c)    the election of auditors of any Group Company.

6.2.2    Assets

6.2.2.1    Acquire or dispose of any shares or any other interest in any company or business;

6.2.2.2    Acquire or dispose of any real estate;

6.2.2.3    Fail to maintain, dispose of or out-license any intangible assets;

6.2.2.4    Other than pursuant to an existing contractual obligation at the Signing Date and the disclosed investment planning of the Group Companies (including the investments specifically disclosed in Exhibit 6.2.2.4), acquire or dispose of, or commit to the acquisition or disposal of, any other material assets (other than current assets in the ordinary course of business) with a value exceeding EUR 250,000.00 (two-hundred fifty thousand euros); or

6.2.2.5    fail to maintain its owned and leased properties and assets in accordance with its historical maintenance practice.

6.2.3    Employees

Other than to comply with law:

6.2.3.1    engage, hire (with the exception of replacements for the vacant positions listed in Exhibit 6.2.3.1) or (other than for serious misconduct) dismiss or give notice of dismissal to, any employee

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

with an annual net remuneration exceeding EUR 100,000.00 (one hundred thousand euros) (“Senior Employee”);

6.2.3.2    transfer any employee of the Group Companies to another company of the Sellers' Group;

6.2.3.3    make any material alterations to the terms and conditions of employment (including remuneration, vacation times and other benefits) of any employee of the Group Companies, other than:

(a)    any alterations which are disclosed in Exhibit 6.2.3.3; or

(b)    salary or total target compensation increases in the ordinary course of business which do not exceed five per cent (5%) p.a.;

6.2.3.4    establish any new pension scheme, new compensation and benefit plans (including short and long-term incentive programs or other social benefit plans) or discontinue, amend or exercise any discretion in relation to any of such existing plans.

6.2.4    Operational issues

6.2.4.1    Assume any loans from a third party lender or grant any loans.

6.2.4.2    Enter into, amend or terminate any agreement or arrangement with the Sellers’ Group.

6.2.4.3    Amend or terminate any Material Agreement or enter into a new agreement which would be deemed to be a Material Agreement.

6.2.4.4    Grant any lease or tenancy of the real estate currently owned or leased by the Group Companies.

6.2.4.5    Commence or settle any litigation, arbitration, regulatory claim or enforcement actions in excess of EUR 250,000.00 (two hundred fifty thousand euros), except for the proceedings listed in Exhibit 6.2.4.5 which may be settled if the management of the Group Companies reasonably considers such settlements to be in the best interest of the Group Companies.

6.2.4.6    Other than in the ordinary course of business, create any mortgage, charge, pledge, lien or other security interest (“Encumbrance”) over any of its assets.

6.2.4.7    Fail to maintain the IT systems of the Group Companies as existing prior to the Signing Date.

6.2.4.8    Enter into any joint venture or partnership.

6.2.4.9    Give any guarantee or indemnity in relation to the obligations or liabilities of any other person (other than another Group Company).

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

6.2.4.10    Cancel or fail to renew any of its insurance policies or fail to maintain the insurance coverage of the Group Companies in accordance with prior practice.

6.3    Nothing in this clause 6 shall operate so as to prevent or restrict:

6.3.1    Any matter approved by the Purchasers in writing, such approval not to be unreasonably withheld, conditioned or delayed;

6.3.2    Any matter reasonably undertaken by any member of the Sellers’ Group in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to any other operations of the Sellers, any member of the Sellers’ Group or the Group Companies;

6.3.3    Any member of the Sellers’ Group or Group Companies from fulfilling contractual obligations made prior to the date of this Agreement;

6.3.4    Any action required to be undertaken to comply with Applicable Law; or

6.3.5    Any action reasonably required to implement or comply with any obligations under this Agreement.

6.4    The Sellers shall procure as shareholders of the Group Companies that, so far as legally permissible (in particular, but not limited to, in relation to anti-trust and/or competition laws), during the period between the Signing Date and the Closing Date that the Group Companies allow the Purchasers and their agents, representatives and advisers upon reasonable prior notice to the Sellers and in coordination with the respective Group Companies, reasonable access to, and to take copies of, the books, records (including for the avoidance of doubt, the financial data) and documents, relating in whole or in part to, the Group Companies.

6.5    The Sellers shall endeavour commercially reasonable efforts to facilitate the discussions with the relevant third parties in order to obtain the third party waivers to the exercise of any contractual rights of the other contractual parties to the agreements of the Group Company which include change of control clauses. In case a third party (i) terminates or materially alters the terms of a supply agreement or (ii) ceases to have access to products or services under a supply arrangement of the Sellers’ Group with a third party to which the Group Companies had access prior to Closing, in each case as a consequence of the Transaction, the Sellers shall, upon the Purchasers' request, reasonably support the delivery of the respective products or services to the respective Group Company to the extent such products or services are also delivered by the respective supplier to the Sellers' Group for an interim period to be reasonably determined between the Parties. However, the Parties agree, that in the event this clause 6.5 causes the Sellers to incur any costs, the Purchasers shall indemnify and hold harmless the Sellers for such costs.

6.6    In addition, starting immediately after the Signing Date, the Sellers shall introduce representatives of Purchasers Guarantor and the Purchaser to (i) representatives of all L'Orange works councils and (ii) local metal workers' union leaders in the regions in which the Group Companies are active doing business and shall endeavour best efforts to facilitate discussions on post-acquisition strategies and plans and with the aim to establish positive labour relations between representatives of Woodward Inc. and the Purchasers on the one hand and (a) representatives of all the L'Orange works councils as well as (b) local metal workers' union leaders in the regions in which the Group Companies are active doing business, in particular in Baden-Württemberg on the other hand. As part of that facilitation, the Sellers shall endeavour best efforts to facilitate that, to the extent requested by Purchasers

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Guarantor and the Purchaser, the individuals disclosed on Exhibit 6.6 are introducing, taking part in, supporting and entertaining such discussions in person and on a reoccurring basis, including by using such individuals' personal relationships to the relevant works council / union counterparts.

6.7    The Sellers shall procure as shareholders of the Group Companies that, so far as legally permissible (in particular, but not limited to, in relation to anti-trust and/or competition laws), during the period between the Signing Date and the Closing Date that the Group Companies allow the Purchasers and their agents, representatives and advisers upon reasonable prior notice to the Sellers and in coordination with the respective Group Companies, reasonable access to (i) the leadership team of the Group Companies, and (ii) the sites, facilities and operations of the Group Companies.

7.    TERMINATION OF DPLTA

7.1    MTU Friedrichshafen shall provide the Purchaser with a written declaration terminating the DPLTA for cause (außerordentliche Kündigung aus wichtigem Grund) as set out in clause 12.3.1.2. MTU Friedrichshafen hereby irrevocably instructs the Purchaser, and the Purchaser hereby undertakes, to submit such written declaration to L’Orange once the transfer of the L’Orange Shares has become effective.

7.2    The Purchaser shall procure that within two (2) Business Days after Closing L’Orange acknowledges the termination of the DPLTA by giving written notice to MTU Friedrichshafen of the same and files the termination of the DPLTA for registration with the commercial register. Should any further measures become necessary to have such termination registered, the Parties shall without delay take all required actions.

7.3    Notwithstanding clause 2.3, MTU Friedrichshafen hereby undertakes to forward to the Purchaser within five (5) Business Days after receipt, net of Taxes payable on the distributed profits by any Sellers' Group Company under application of sec. 8b German Corporate Income Tax Act (Körperschaftsteuergesetz) (while, for the avoidance of doubt and including withholding Taxes pursuant to clause 7.6, any further Taxes payable in connection with the transfer/distribution of the profits are borne by MTU Friedrichshafen and if necessary fully reimbursed to L'Orange by MTU Friedrichshafen), any distributed profits which MTU Friedrichshafen receives based on profit transfer claims which it may have based on the DPLTA for profits generated after 1 January 2018 until the termination of the DPLTA. Conversely, Purchaser shall pay to MTU Friedrichshafen (i) an amount equal to any withholding tax deducted from the interim profit transfer/distribution 2018 pursuant to clause 7.6 if, contrary to the Parties' view and based on a final and binding Tax assessment, withholding tax thereon (A) was not payable and therefore repaid to L'Orange by the Tax Authority or (B) is refundable (by receipt of cash payment, credit, set-off, deduction or otherwise) for the benefit of the Purchaser Group (rather than the Sellers' Group) and (ii) an amount equal to the amount of the interim profit transfer/distribution 2018 multiplied by 29.5% (i.e. 31% minus 1.5%) if, contrary to the Parties' view and based on a final and binding Tax assessment, such profit transfer/distribution is classified as a tax deductible expense of L'Orange (rather than a non-deductible hidden profit distribution). MTU Friedrichshafen and the Purchaser shall cooperate and shall undertake, and the Purchaser shall procure that L'Orange will undertake best efforts to achieve that for Tax purposes the interim profit transfer/distribution 2018 is classified by the responsible Tax Authorities as a hidden profit distribution and any withholding tax payable is for the account of the Sellers' Group. Any payment from the Purchaser to MTU Friedrichshafen shall be treated as an increase of the L'Orange Purchase Price. Any payment from MTU Friedrichshafen to the Purchaser shall be treated as a reduction of the L’Orange Purchase Price. If L’Orange incurs losses during the

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same period, the Purchaser shall reimburse MTU Friedrichshafen for any loss compensation payments made by MTU Friedrichshafen to L’Orange under the DPLTA. Such payment from the Purchaser shall be treated as an increase of the L’Orange Purchase Price.

7.4    The Purchaser shall further indemnify and hold MTU Friedrichshafen harmless from (i) any obligation to provide security pursuant to sec. 303 para 1 German Stock Corporation Act (Aktiengesetz) if and to the extent such obligation refers to an account payable that was created or became due after the Locked Box Date and (ii) any claims L’Orange may have under the DPLTA resulting from any amendment of L’Orange's statutory financial statements that was initiated by L’Orange or the Purchaser after the Closing.

7.5    The Purchaser shall procure, with the due and reasonable support by the Sellers, that L’Orange determines the profit or loss generated between 1 January 2018 and the termination of the DPLTA within two (2) months after the Closing Date, based on interim financial statements of L'Orange as of the end of the Closing Date (24:00 hours CEST) to be prepared on the basis of the provisions of the German Commercial Code (Handelsgesetzbuch) consistently applied and in accordance with the provisions of the DPLTA (such documents, the “Profit and Loss Calculation”). The Purchaser shall procure that L’Orange submits the final draft of the Profit and Loss Calculation to MTU Friedrichshafen without undue delay for its review and comments once available but in any case within the aforementioned two (2) months period after the Closing Date. The Parties shall cooperate in good faith to finalize the Profit and Loss Calculation as soon as reasonably practical after the comments from MTU Friedrichshafen have been obtained by the Purchaser.

7.6    L'Orange is entitled to deduct and withhold any applicable withholding Taxes from the profit determined in the (final) Profit and Loss Calculation at the time of payment to MTU Friedrichshafen and pay such withholding Taxes to the responsible Tax Authority under issuance of any certificate required under applicable law to the relevant Sellers' Group Company.

8.    TERMINATION AND SETTLEMENT OF CASH POOLING AND CASH IN THE COMPANY AS OF CLOSING

The Sellers shall procure that L’Orange is released from existing cash pooling arrangements (such system the “Cash Pooling”) with effect prior to the Closing Date, with all credit or debt balances between L’Orange on the one hand, and the cash pool leader on the other hand, subject to this clause 8, being settled without any obligations or claims from the Cash Pooling remaining for or against L’Orange.

Upon release of L’Orange from the Cash Pooling, MTU Friedrichshafen (pursuant to lit. (i) and (ii), if any) and the cash pool leader (pursuant to lit. (iii)) (each as lender) shall grant loans to L’Orange (as borrower) as follows:

(i)    newly injected cash in the amount of EUR 1,000,000 (in words: one million euros) (to be credited to a non Cash Pooling bank account of L'Orange); plus

(ii)    in the amount of a good faith estimate by Sellers, in prior consultation with the Purchasers, of cash required by L’Orange to conduct its business in the ordinary course until one (1) Business Day following the Closing Date (to be credited to a non Cash Pooling bank account of L'Orange), plus

(iii)    conversion of the amount of the debt balance, if any, owed by L’Orange in relation to the Cash Pooling as of immediately prior to the Closing Date (“Cash Pool Debt Balance”) into a loan from the cash pool leader of the Cash Pooling to L’Orange (for

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the avoidance of doubt, without funds other than pursuant to (i) and (ii), if any, to be newly injected),

such loans to form part of the Intra-Group Loans (as defined below).

For the avoidance of doubt, the repayment pursuant to clause 9.2 below of the Cash Pool Debt Balance, the contractual obligation to do so and the loans referred to above shall not constitute Leakage.

Exhibit 8 includes a sample calculation on the interplay between the payment mechanics included in clause 7 and in clause 8.

9.    INTRA-GROUP LOANS

9.1    The Sellers’ Group Companies have granted to the Group Companies certain loans listed in Exhibit 9.1 (together with the loans referred to in clause 8 above, the “Intra-Group Loans”), the outstanding amounts of which, including interest accrued thereon, as of the Locked Box Date, except for the loans referred to in clause 8, are also shown in Exhibit 9.1.

9.2    The Purchasers herewith undertake to settle at Closing all outstanding amounts (including interest accrued thereon) as of the Closing Date in relation to the Intra-Group Loans including interest accrued thereon (“Intra-Group Loans Settlement Payments”). The Sellers shall inform the Purchasers at least two (2) Business Days prior to the Closing Date about the respective amounts of the Intra-Group Loans Settlement Payments, the company details of the borrowers and the bank account details of the bank accounts to which the Intra-Group Loans Settlement Payments shall be transferred.

10.    RELEASE OF GUARANTEES; INDEMNIFICATION

Sellers’ Group Companies have provided securities (Sicherheiten) for the obligations of the Group Companies vis-à-vis third parties, as set forth in Exhibit 10 hereto (“Group Guarantees”). The Purchasers shall use their reasonable efforts to ensure that the respective Sellers’ Group Companies will be fully released from their obligations under the Group Guarantees as soon as is reasonably practicable following Closing. Pending release of any Group Guarantees, the Purchasers shall indemnify and hold harmless the Sellers against and from all losses suffered by the Sellers or any Sellers’ Group Company after Closing under or by reason of a Group Guarantee.

11.    CLOSING CONDITIONS; TERMINATION

11.1    Closing Condition

The obligation to carry out the Closing Actions as defined under clause 12.3 below is subject to the satisfaction of the following condition (the “Closing Condition”):

The Closing is permissible as a result of

11.1.1.1    approval granted by the German Federal Cartel Office (Bundeskartellamt);

11.1.1.2    the expiration of any applicable waiting period and the absence of an order by the German Federal Cartel Office (Bundeskartellamt) or court preliminary or permanently prohibiting the transaction; or

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11.1.1.3    otherwise pursuant to the applicable merger control laws.

11.2    Termination

11.2.1    This Agreement shall terminate if the Closing Condition cannot be satisfied within a period of six (6) months from the Signing Date (the “Longstop Date”), upon written notice by either the Sellers acting jointly or the Purchasers acting jointly, provided that a Party is not entitled to terminate in case such Party is in breach of its obligations in relation to such Closing Condition.

11.2.2    Upon termination in accordance with clause 11.2.1, all rights and obligations of the Parties hereunder shall terminate and no liability of any Party to the other Parties shall remain, except for the confidentiality obligations under clause 22 which shall subsist.

12.    CLOSING

12.1    Closing Date

Unless any other day is mutually agreed by the Parties, the consummation (Vollzug) of the Transaction (the “Closing”) shall take place on the first Business Day of the calendar month immediately following the date on which the Closing Condition set forth in clause 11 has been satisfied (the “Closing Date”). Should the Closing Condition be satisfied five (5) or fewer Business Days prior to the end of a calendar month, the Closing shall be postponed until the first Business Day of the subsequent calendar month and this later day shall then be referred to as the Closing Date. The Parties agree, however, that, in case the Closing Date would be May 1, 2018 pursuant to the foregoing, the Purchasers shall have the right, acting reasonably, to have the Closing Date moved to June 1, 2018 instead in case reasonably required for them to prepare the Closing.

12.2    Closing Meeting

On the Closing Date, the Parties shall meet at the offices of DLA Piper UK LLP at Jungfernstieg 7, 20354 Hamburg, Germany at 9:00 a.m. CEST or in such other place and at such other time as agreed upon by the Parties, to perform the Closing Actions set forth in clause 12.3 (the “Closing Meeting”).

12.3    Closing Actions

At the Closing Meeting, the Parties shall take the following actions (the “Closing Actions”) or procure that such Closing Actions are taken, which shall be deemed to have been undertaken concurrently (Zug um Zug), in the following order:

12.3.1    First, the Sellers shall deliver (or cause to be delivered) to the Purchasers:

12.3.1.1    a written confirmation, in all material respects as set out in Exhibit 12.3.1.1, that L’Orange has been released from the Cash Pooling in accordance with clause 8;

12.3.1.2    the declaration of MTU Friedrichshafen, in all material respects as set out in Exhibit 12.3.1.2, to terminate the DPLTA for cause (cf. clause 7.1);

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12.3.1.3    a written “Assignment of Membership Units” in all material respects as set out in Exhibit 12.3.1.3 regarding the transfer of the Fluid Mechanics Shares in accordance with applicable US law (State of Delaware);

12.3.1.4    a signed “Amended and Restated Operating Agreement” showing the Purchaser's Guarantor as the sole member and owner of the Fluid Mechanics Shares and in all material respects as set out in Exhibit 12.3.1.4;

12.3.1.5    an assignment agreement in all material respects as set out in Exhibit 12.3.1.5(1) pursuant to which title to the three (3) patents listed in Exhibit 12.3.1.5(2) is assigned by MTU Friedrichshafen to L'Orange;

12.3.1.6    a certification of non-foreign status of MTU America in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2), to the Purchaser's Guarantor; and

12.3.1.7    the original of a letter substantially in the form attached hereto as Exhibit 12.3.1.7 (“Warranty Letter”).

12.3.2    Upon the delivery of the documents and confirmations by the Sellers pursuant to clause 12.3.1, the Parties shall execute or procure the execution by the relevant parties of the following agreements:

12.3.2.1    the Long Term Supply Agreement in the agreed form attached hereto as Exhibit 12.3.2.1 (“Long Term Supply Agreement”);

12.3.2.2    a supply and support services agreement for remanufactured core product between MTU Magdeburg as supplier and L'Orange as customer in the agreed form attached hereto as Exhibit 12.3.2.2; and

12.3.2.3    a transitional services agreement between MTU Friedrichshafen (and certain of its Affiliates) and L'Orange (and certain of its affiliates) in the agreed form as attached hereto as Exhibit 12.3.2.3.

12.3.3    Subsequently, the Purchasers shall pay in cash as follows:

12.3.3.1    Purchaser, the L’Orange Consideration to MTU Friedrichshafen;

12.3.3.2    Purchaser's Guarantor the Fluid Mechanics Consideration to MTU America; and

12.3.3.3    Purchasers, or any one of them, the Intra-Group Loans Settlement Payments to the lenders’ bank accounts as provided by the Sellers.

12.3.4    MTU Friedrichshafen shall grant the Purchaser a power of attorney, substantially in the form of Exhibit 12.3.4, pursuant to which the Purchaser is entitled to hold shareholder meetings and adopt shareholder resolutions of L’Orange, it being understood that such power of attorney shall end automatically upon the Purchaser being registered as shareholder of L’Orange with the competent German commercial register.

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12.3.5    The Purchasers have, acting jointly, the right to waive any of the Closing Actions set forth in clauses 12.3.1 (excluding, however, the Closing Action set forth in clause 12.3.1.2) and 12.3.4. The Sellers have the right to waive any of the Closing Actions set forth in clause 12.3.3. The Parties may mutually waive any of the Closing Actions set forth in clause 12.3.1.2 or clause 12.3.2.

12.3.6    The Parties agree that:

12.3.6.1    the Sellers will most likely take a careful approach when filling in the Warranty Letter;

12.3.6.2    the mere notification of a (potential) Breach of Guarantee in the Warranty Letter (“Interim Event”) shall not constitute or be interpreted as, or alleged to constitute, an acknowledgement by the Sellers of an actual Breach of Guarantee;

12.3.6.3    a  notification in the Warranty Letter that a Sellers’ Guarantee that was given as true and correct subject to the Sellers’ Knowledge (which automatically means that such Sellers’ Guarantee was given as of the Signing Date only (and not the Closing Date)) and/or as of the Signing Date is, as of the date of the Warranty Letter, no longer true and correct under no circumstances constitutes a Breach of Guarantee;

12.3.6.4    the Sellers shall not be liable under any circumstances under the Warranty Letter or on the basis of the statements made therein, and the Purchasers shall indemnify and hold harmless the Sellers from any claim raised against the Sellers under or in connection with the Warranty Letter, it being understood that nothing in this clause 12.3.6.4 shall affect the Sellers liability under this Agreement and in particular in accordance with clause 12.3.6.5;

12.3.6.5    if an Interim Event gives rise to a Breach of Guarantee, such Breach of Guarantee is subject to the provisions (and in particular the limitations) set forth in this Agreement;

12.3.6.6    the Purchasers shall not be entitled to refuse to proceed with Closing on the basis of the occurrence of an Interim Event or anything else contained in the Warranty Letter provided, however, that the Purchasers thereby shall not be deprived of any of their rights pursuant to this Agreement, in particular those with respect to the Sellers' Guarantees.

12.4    Closing Memorandum

12.4.1    Upon completion of Closing, the Parties shall confirm to each other, in writing, that the Closing Condition has been satisfied and that all Closing Actions have been duly fulfilled or waived, in particular that payment of the Consideration has been effected as well as the effectiveness of the transfer of the Shares and the point in time at which the transfer of the Shares took effect by signing a closing memorandum substantially in the form attached hereto as Exhibit 12.4.1 (“Closing Memorandum”).

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12.4.2    Following Closing, the Parties shall submit a copy of the executed Closing Memorandum (without attachments, if any) to the acting notary.

12.5    Filing of New Shareholder List

The acting notary is hereby instructed to file a new shareholder list of L’Orange with the commercial register without undue delay (unverzüglich) once he has received a copy of the executed Closing Memorandum.

12.6    Cooperation; Non-Performance of Closing Actions

12.6.1    The Parties shall cooperate and procure that all Closing Actions are duly satisfied in accordance with the terms of this Agreement.

12.6.2    If the Sellers do not comply with their obligations under any provision of clause 12.3 at the Closing Date and the Purchasers have not elected to waive compliance with that particular provision, the Purchasers may at their discretion, despite the continued obligation of Sellers to fulfil their obligations pursuant to the Agreement:

12.6.2.1    proceed to Closing so far as is practical without affecting or waiving its rights under this Agreement; or

12.6.2.2    by giving notice to the Sellers,

(a)    defer Closing for up to thirty (30) Business Days after the proposed Closing Date (in which case the provisions of this clause 12.6.2 will apply to the deferred Closing); and

(b)    if the Sellers do not comply with their obligations under clause 12.3 at the deferred Closing Date, terminate this Agreement by written notice to the Sellers.

12.6.3    If the Purchasers do not perform the Closing Actions set forth in clause 12.3.3 at the Closing Date and, upon request by either Seller, do not perform these Closing Actions within 5 (five) Business Days after the proposed Closing Date, each Seller is entitled to terminate this Agreement by written notice to the Purchasers, unless the Sellers have elected to waive compliance with such particular Closing Action set forth in clause 12.3.3 or the Purchasers have, acting jointly, waived compliance with such particular Closing Actions set forth in clause 12.3.2.

13.    SELLERS’ GUARANTEES

13.1    Scope of Sellers’ Guarantees

13.1.1    The Sellers hereby guarantee to the Purchasers regardless of fault (verschuldensunabhängig), subject to the requirements and limitations provided in clause 14 hereof, by way of an independent promise of guarantee (selbstständiges Garantieversprechen) within the meaning of sec. 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”), that the statements set forth in clauses 13.2 to 13.23 (the “Sellers’ Guarantees”) are true and correct as of the Signing Date except that (i) Sellers’ Guarantees which are expressly made as of any specific dates shall be true and correct only as of such dates (i.e. a Sellers’ Guarantee expressly made as of the Signing Date and the Closing Date, shall be

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and correct as of the Signing Date and the Closing Date) and (ii) it being understood that Sellers’ Guarantees which are subject to Sellers' Knowledge (as defined below) shall in any event only be true and correct as of the Signing Date.

13.1.2    The Sellers and the Purchasers agree and explicitly confirm that the statements set forth in clauses 13.2 to 13.23 shall neither constitute an agreement on the quality within the meaning of sec. 434 para. 1 BGB (Beschaffenheitsvereinbarung), nor a warranty concerning the quality of the object of the purchase within the meaning of sec. 443 BGB (Garantie für die Beschaffenheit der Sache), but a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis).

13.2    Status and Authority of the Sellers

13.2.1    As of the Signing Date and as of the Closing Date, each Seller has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein.

13.2.2    As of the Signing Date and as of the Closing Date, this Agreement constitutes, and all other documents executed by the Sellers under or in connection with this Agreement will, when executed, constitute, legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with their terms.

13.2.3    There is no action, suit, investigation or other proceeding pending against, or to the Sellers' Knowledge, threatened against or affecting the Sellers which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the performance of the transactions contemplated hereunder.

13.2.4    As of the Signing Date and as of the Closing Date, no insolvency proceedings have been, or have been threatened to be, applied for regarding the assets of any of the Sellers and there are no circumstances which would require or justify the opening of or application of such proceedings.

13.3    Due Incorporation and Status of the Group Companies

13.3.1    As of the Signing Date and as of the Closing Date, the statements in the recitals regarding the Group Companies are true and correct. Each of the Group Companies has been duly incorporated and validly exists under its respective law and has the full corporate power and corporate authority to own or use its respective assets and properties.

13.3.2    As of the Signing Date and as of the Closing Date, except for the L’Orange Subsidiaries, none of the Group Companies holds, either directly, indirectly or in trust, any shares, interests or equity (including, without limitation, silent partnerships and sub-participations) in, or has entered into any agreement to acquire or hold any shares, interests or equity in or to establish any other entity.

13.3.3    As of the Signing Date and as of the Closing Date, the excerpts from the commercial register or equivalent corporate register for each of the Group Companies attached hereto as Schedule 13.3.3 accurately reflect the legal situation of the respective Group Company as regards the facts and circumstances which have to be registered with such register. As of the Signing Date, no applications for registration have been filed and no shareholders' resolutions

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passed which may require registration with such register and which are not reflected in these excerpts from such register.

13.3.4    As of the Signing Date and as of the Closing Date, Schedule 13.3.4 contains true and correct copies of the current Articles of Association, By-laws or equivalent constitutional documents of each Group Company, which are in full force and effect.

13.3.5    As of the Signing Date and as of the Closing Date:

13.3.5.1    No insolvency proceedings or similar proceedings have been applied for or initiated against any of the Group Companies in Germany or abroad.

13.3.5.2    There are neither circumstances that would require a petition for the institution of insolvency proceedings or of composition proceedings in Germany or abroad, in particular, no Group Company is insolvent (zahlungsunfähig) or over indebted (überschuldet)  nor is such situation imminent.

13.3.5.3    No Group Company has ceased nor suspended payments (Zahlungen eingestellt) or considers or has agreed to any debt settlement arrangements with any of its creditors.

13.4    Ownership of Shares

As of the Signing Date and as of the Closing Date:

13.4.1    The shares of each of the Group Companies (collectively the “Group Companies Shares”) are validly issued and are owned as described in the recitals.

13.4.2    The Group Companies Shares are fully paid up (voll eingezahlt) and have not been repaid, neither in whole nor in part. There is no shareholder obligation to make any additional payment or other contribution with respect to any of the Group Companies Shares (keine Nachschusspflicht).

13.4.3    The Group Companies Shares are free and clear of any liens, encumbrances, other rights of third parties or other defects of title (Rechtsmängel), and there are no pre-emptive rights, rights of first refusal, options, subscription rights or other rights (whether absolute or contingent) of any third party to purchase or acquire Group Companies Shares or have otherwise transferred to such third party any of the Group Companies Shares. None of the Group Companies is, with respect to any of the Group Companies Shares, bound by any agreement (including voting trust agreements – Stimmbindungsverträge), restrictions or obligations relating to any rights under any of the Group Companies Shares. There are no silent partnerships (stille Gesellschaften) in respect of any Group Company and no third party owns any indirect participation (Unterbeteiligung) in any of the Group Companies Shares.

13.5    Locked Box Accounts and Position Since the Locked Box Date

13.5.1    The column called “Pro Forma Locked Box Balance Sheet 31 Dec 2017” together with the labels set out in the far left column, each in the reference balance sheet attached as Schedule 13.5.1 (those two columns the “Locked Box Accounts”)

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has in all material respects been derived from and prepared on the basis of the combined financial information as of and for the period ended 31 December 2017 and the framework for the preparation of the combined financial information as of and for the period ended 31 December 2017 is attached hereto as Exhibit 13.5.1 (“Framework”).

13.5.2    [***]

13.5.3    Except for the ones provided for in the Locked Box Accounts (a) there are as of the Locked Box Date no actual or contingent liabilities of the Group Companies which should have been reflected in the Locked Box Accounts in accordance with the Framework, and (b) other than disclosed in this Agreement or in any of the Schedules thereto, to the actual knowledge as of the Signing Date of the CFO of MTU Friedrichshafen in place on the Signing Date (after reasonable inquiry of the actual knowledge of the CFO of L’Orange in place on the Signing Date), there are no actual or contingent liabilities of the Group Companies existing as of the Locked Box Date which (i) individually exceed an amount of EUR 500,000 (five hundred thousand euros), and (ii) were unknown as of the Locked Box Date to the CFO of MTU Friedrichshafen in place on the Signing Date, and (iii) had they been known as of the Locked Box Date, would have been required to be reflected in the Locked Box Accounts in accordance with the Framework.

13.5.4    Since the Locked Box Date and unless disclosed otherwise in Schedule 13.5.4

13.5.4.1    the business of the Group Companies has been carried on in the ordinary course so as to maintain the same as a going concern;

13.5.4.2    the business of the Group Companies has been conducted in accordance with the covenants included in clauses 6.1 and 6.2 without regard to the exceptions described in clause 6.3;

13.5.4.3    there has not been any damage, destruction or other loss or matter (whether covered by an existing insurance or not) adversely affecting the business, profitability, prospects, financial position or assets of any of the Group Companies which has or could have a material adverse effect on the financial position, profitability, prospects, results of operations or business operations of the Group Companies;

13.5.4.4    the Group Companies have not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including a contingent liability) or incurred any capital commitment otherwise than in the ordinary course of business.

13.6    Financial Statements and Forecasts

13.6.1    Schedule 13.6.1 contains copies of the individual financial statements of each Group Company for the business year 2017 (the “Financial Statements”).

13.6.2    Where applicable, the Financial Statements have been prepared in accordance with the respective applicable statutory provisions and the generally accepted accounting principles applicable to the respective Group Company and past practice. L'Orange’s, L’Orange Ningbo’s and L’Orange Suzhou’s audited financial statements give a true and fair view of the asset position

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(Vermögenslage), financial condition (Finanzlage) and result of operation (Ertragslage) of L'Orange, L’Orange Ningbo and L’Orange Suzhou, respectively in accordance with the applied accounting standards.

13.6.3    The Group Companies maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles (applicable to the respective Group Company), including, without limitation, books and records that are up-to-date, accurate and complete in all material respects in accordance with all applicable legal and accounting requirements and contain complete and accurate records of all matters to be dealt with in such books under applicable law and generally accepted accounting principles.

13.6.4    As of the Signing Date and as of the Closing Date: Fluid Mechanics has paid a certain amount into an escrow account, the remaining amount of which is sufficient to cover any payment obligations of Fluid Mechanics pursuant to the Fluid Mechanics APA.

13.7    Real Property

13.7.1    Schedule 13.7.1(1) lists for each Group Company all real estate, inheritable building rights (Erbbaurechte) and in-rem leases (Dauernutzungsrechte) or similar rights owned or, where indicated in Schedule 13.7.1(1), co-owned by the respective Group Company (“Own Real Estate”). All encumbrances in rem encumbering any of the Own Real Estate are stated in the respective excerpts from the land register attached hereto as Schedule 13.7.1(2).

13.7.2    Until the Signing Date, no Group Company has received any administrative acts restricting the continued use of the Own Real Estate for the operations of the respective Group Company as presently conducted. As of the Signing Date, there are no outstanding charges and levies, including all charges for the recoupment of public money spent on local public infrastructure (Erschließungsbeiträge).

13.7.3    Schedule 13.7.3 contains for each Group Company a correct and complete list of all real estate (i) leased by such Group Company from any third party (the “Leased Real Estate”) and (ii) let by the Group Companies to any third party. The Sellers have delivered to the Purchasers a complete and accurate copy of each lease agreement relating to the Leased Real Estate.

13.7.4    To the Sellers’ Knowledge the Group Companies have maintained the Own Real Estate and the Leased Real Estate (collectively, ”Real Estate”) in all material respects in accordance with the requirements of the applicable laws and in a manner sufficient to support the operations of the respective Group Company as presently conducted.  The Own Real Estate is not subject to any contractual restrictions (and to the Sellers’ Knowledge, any other restrictions) that materially limit or interfere with the Group Companies’ ability to carry on their business as presently conducted.

13.8    Environmental Matters

13.8.1    The Group Companies have during the five (5) year period prior to Closing conducted their business in material compliance with Environmental Law (as defined below) and no Group Company is or has during this period been in material breach of Environmental Law.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.8.2    All required environmental consents have been obtained by the relevant Group Company, are in force and are being and during the five (5) year period prior to Closing have been complied with in all material respects. To the Sellers’ Knowledge no circumstances exist which are likely to result in any Environmental Consent (as defined below) being revoked, suspended, lapsing due to passing of time or due to conditions, or limited or which might prejudice their renewal.

13.8.3    There is no civil, criminal, regulatory or administrative proceeding, claim or other suit or investigation of which any Group Company (or in case of Leased Real Estate, any landlord) has been notified in writing, in progress against any Group Company (or its landlord) with respect to its conduct of its business relating to Environmental Law or Environmental Consents, nor have any such investigations (of which the relevant Group Company or its landlord has been notified in writing) or proceedings taken place or been settled in the past five (5) years prior to Closing and to the Sellers’ Knowledge no such investigations or proceedings are pending or threatened or have been threatened in the last five (5) years prior to the Signing Date. No Own Real Estate or Leased Real Estate is registered in the register of contaminated sites (Altlastenkataster).

13.8.4    To the Sellers’ Knowledge, there is no Material Contamination (as defined below) present at, on, in, under, or emanating from any of the Own Real Estate or Leased Real Estate or for which any Group Company could incur liability, present at, on, in, under or emanating from any property formerly owned, occupied or otherwise used by that Group Company.

13.8.5    No Group Company has caused (either by itself or through its agents or contractors) the release, migration, leakage, spill, discharge, disposal, entry, deposit or emission of any Hazardous Substances (as defined below) on or into the Environment (as defined below) from or at any Own Real Estate or Leased Real Estate or any property owned or possessed in the past except in compliance with Environmental Law.

13.8.6    “Contamination” means the presence of any Hazardous Substance on or before the Closing Date in: (i) the soil, air within soil, groundwater or surface water at or under any of the Own Real Estate or Leased Real Estate or in the soil, air within soil, groundwater or surface water at or under part of them; and/or (ii) any other soil, air within soil, groundwater or surface water resulting from the migration of any Hazardous Substances from any of the Own Real Estate or Leased Real Estate.

13.8.7    “Environment” means all or any of the following media (alone or in combination): air; water; soil and land and any ecological systems and living organisms supported by any of those media, including man and his property.

13.8.8    “Environmental Consent” means any licence, approval, authorization, permission, registration, notification, waiver, order or exemption which is issued, granted or required under Environmental Law for the purposes of the businesses of the Group Companies on or before the Closing Date.

13.8.9    “Environmental Law” means all statutes, by-laws, regulations and subordinate legislation, judgments, notices, orders, circulars and codes of practice issued thereunder (including federal, state, local law and the laws of the European

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Union) to the extent that the same have force of law and are in force at the Closing Date concerning any Environmental Matter.

13.8.10    “Environmental Matter” means (i) the pollution or protection of, or compensation of damage or harm to, the Environment; environmental compliance matters including without limitation with regard to the placing on the market of Hazardous Substances; and/or (ii) emissions, discharges or releases into, or the presence in the Environment of Hazardous Substances and/or (iii) the control, use, treatment, storage, disposal, transportation or handling of Hazardous Substances.

13.8.11    “Hazardous Substances” means any natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapor alone or in combination with any substance and including unexploded or remains of military ordnance) which is capable of causing harm or damage to the Environment or to public health or welfare or capable of causing a nuisance.

13.8.12    “Material Contamination” means any Contamination which given the current use of Own Real Estate or Leased Real Estate and its respective adjacent properties and neighbors justifies or obliges any public authority or court (the latter upon claims made by any third party) at the Signing Date of this Agreement to issue any order, judgment or any other measure concerning an use restriction, investigation, exploring, securing, supervising, compensation, damages, intra-debtor balancing (Gesamtschuldner- oder Störerausgleich) or remediation.

13.9    Intellectual Property Rights

13.9.1    Schedule 13.9.1 contains a list of all registered (i) patents including all design or utility patents and all industrial property rights and applications for any of the foregoing; (ii) trademarks and service marks, including all applications and registrations for any of the foregoing; (iii) internet domain name registrations; (iv) copyrights, including all applications related to the foregoing and (v) other intellectual property and related proprietary rights, interests and/or protections either (a) owned by the Group Companies (the “Owned IP Rights”) or (b) lawfully used on the basis of license agreements or otherwise by the Group Companies (the “Licensed IP Rights”) (together with the Owned IP Rights, the “IP Rights”). The IP Rights, together with all such unregistered rights, especially the goodwill connected with the use of and symbolized by the registered trademarks, service marks and trade names, constitute all of the intellectual property necessary for (i) the continued operation of the Group Companies’ business after the Closing in substantially the same manner as before Closing, and (ii) to Sellers' Knowledge the operation of the Group Companies’ business after Closing as contemplated by the Sellers in the period of financials as forecasted and presented to the Purchasers prior to the Signing Date, and (iii) includes all IP Rights to fulfil L'Orange's obligations pursuant to the Long Term Supply Agreement.

13.9.2    Except as disclosed in Schedule 13.9.2, the Group Companies are the unrestricted and exclusive owner of the Owned IP Rights; and the Owned IP Rights are free from any rights or Encumbrances of third parties (including, without limitation, the Sellers' Group, current and former employees or directors and officers of the Group Companies and current and former freelancers and independent contractors, but, for the avoidance of doubt, not including any moral rights that cannot be waived under statutory law). No third party has threatened,

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

contested or challenged any of the Owned IP Rights or the validity or effectiveness of any of such. All Owned IP Rights that are capable of registration have been registered or applied for with the relevant governmental authority, as stated in Schedule 13.9.1.

13.9.3    The Group Companies have the right to use the IP Rights as they are currently being used by the Group Companies in the Group Companies’ conduct of the business as currently operated.

13.9.4    In relation to the IP Rights, the Group Companies have no notice of any threatened or pending infringement opposition, public opposition, cancellation, revocation or correction proceedings which could adversely affect the business of the Group Companies. The Group Company's conduct of its business as currently conducted, to Sellers’ Knowledge does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party. To the Sellers’ Knowledge, no third party is infringing, misappropriating or otherwise violating any of the Group Companies’ IP Rights. All fees necessary to maintain, protect and enforce the Owned IP Rights have been paid, all necessary applications for renewal have been filed, and all other material steps necessary for their maintenance have been taken and there are no actions (including the payment of maintenance fees) that must be taken by the Group Companies within sixty (60) days after the Closing Date that, if not taken, will result in the loss of any registered IP Rights.

13.9.5    No employee of a Group Company has made an employee invention in the meaning of the German Employees’ Invention Code (Arbeitnehmererfindungsgesetz) or any applicable foreign law that is material for the business of the Group Companies and that have not been claimed by the Group Companies in compliance with the applicable law.

13.9.6    The Group Companies have taken reasonable and appropriate measures and precautions including without limitation, having their employees execute agreements restricting the use and disclosure of such, to protect and maintain the confidentiality and secrecy of all confidential IP Rights and trade secret rights, and there have been no material breaches or violations of the foregoing. The Group Companies have taken all necessary measures required under applicable law or under an agreement with any third party to protect and maintain the confidentiality and secrecy of all confidential information or trade secret rights of any third party that has provided any confidential information or trade secrets to the Group Companies and the Group Companies have no notice of any threatened or pending claim for unlawful acquisition, use, or disclosure of such by any third party.

13.10    Permits

The Group Companies hold all material permits, licenses and other public law approvals (öffentlich-rechtliche Erlaubnisse) which are necessary to conduct the business of the Group Companies as it is conducted on the Signing Date (the “Permits”). The Permits are in full force and effect (bestandskräftig) and the Group Companies have not been notified of a challenging action (Anfechtung) by any third party. No proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Permit have been notified or to the Sellers’ Knowledge threatened.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.11    Compliance with Laws

13.11.1    Except as disclosed in Schedule 13.11, the Group Companies have during the three (3) year period prior to the Signing Date conducted their business in material compliance with all laws (Gesetze,  Verordnungen) that are in force binding for or otherwise applicable to any of the Group Companies, including without limitation applicable anti-sanctions laws, non-bribery laws, laws relating to foreign investment, foreign exchange control, immigration, employment, wages and benefits, import, export and taxation and furthermore including the Permits (collectively, “Applicable Law”).

13.11.2    There is no order, decree, decision or judgment of any governmental entity outstanding with respect to any Group Company which is likely to have a material adverse effect upon the Group Companies’ business.

13.11.3    No written notice has been received by any Group Company of any order, decree, decision or judgment of any governmental entity with respect to any employee of any Group Company which is likely to have a material adverse effect upon the Group Companies’ business.

13.11.4    No written notice has been received by any Group Company from any governmental entity with respect to any alleged, actual or potential violation of, and/or failure to comply with, any Applicable Law, or requiring it or them to take or omit any action which in any such case is likely to have a material adverse effect upon the Group Companies’ business.

13.11.5    To the Sellers' Knowledge, there is currently no non-Tax related investigation or audit by any governmental authority pending or threatened and no governmental authority has notified any of the Group Companies of an intention to conduct such an investigation or audit.

13.11.6    To the Sellers' Knowledge, the Group Companies have prepared and timely applied for all import and export licenses required in accordance with all international trade laws and regulations and have all necessary authority under the international trade laws and regulations to conduct its business as presently conducted in all material respects including (i) necessary permits for any export transactions, (ii) necessary permits and clearances for the disclosure of information to foreign persons and (iii) necessary registrations with any governmental authority having authority to implement applicable international trade laws and regulations.

13.12    Material Agreements

13.12.1    Schedule 13.12.1 contains a list of all material agreements concluded by the Group Companies as of the Signing Date and that falls under one of the following categories (collectively the “Material Agreements”):

13.12.1.1    any partnership, joint venture or similar contracts involving the ownership or operation of any business with any other person;

13.12.1.2    any lease agreement relating to any Leased Real Estate;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.12.1.3    contracts obligating any of the Group Companies to loan any amounts to, assume a payment guarantee or make any investment or capital contribution in, any person;

13.12.1.4    any franchise, dealer, reseller, sales agent, sales representative, distribution agreements, contract manufacturing, joint marketing, joint development, all similar agreements and any out-licensing agreements in relation to IP Rights, pursuant to which any of the Group Companies sells or otherwise distributes or subcontracts or licenses its products or services or IP Rights for a consideration of more than EUR 250,000 (in words: two hundred fifty thousand euros) in the aggregate during calendar year 2017 or reasonably expected during calendar year 2018;

13.12.1.5    any supply or purchase agreement pursuant to which any of the Group Companies is obligated to purchase goods or services for a consideration of more than EUR 250,000 (in words: two hundred fifty thousand euros) in the aggregate during calendar year 2017 or reasonably expected during calendar year 2018;

13.12.1.6    any customer agreement pursuant to which any of the Group Companies sells goods or services for a consideration of more than EUR 1,000,000 (in words: one million euros) in the aggregate during calendar year 2017 or reasonably expected during calendar year 2018;

13.12.1.7    any contract, indenture or other instrument relating to the borrowing of money by or the incurring of any indebtedness of the Group Companies of more than EUR 250,000 (in words: two hundred fifty thousand euros) in the aggregate during calendar year 2017 or reasonably expected during calendar year 2018;

13.12.1.8    any contract providing for ”earn-outs”, ”performance payments“ or other similar contingent payments by any of the Group Companies for an amount, in each case pertaining to its business, in excess of EUR 250,000 (in words: two hundred fifty thousand euros);

13.12.1.9    any employment or service agreements with any of the managing directors or employees which have received in 2017 or are entitled in 2018 to a total gross compensation in excess of EUR 100,000 (in words: one hundred thousand euros);

13.12.1.10    any agreements or other contracts with any company of the Sellers' Group.

13.12.1    Each of the Material Agreements is in full force and effect and none of the Material Agreements has been materially amended. None of the Group Companies has received a written notice of termination with regard to the Material Agreements. Neither Group Company has materially breached any obligation of any Material Agreements. To the Sellers' Knowledge no other party to a Material Agreement has materially breached any obligation of a Material Agreement or has threatened to terminate or materially reduce any of the Material Agreements.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.13    Employment Matters

13.13.1    Schedule 13.13.1 contains an anonymized list of all employees and managing directors of all of the Group Companies. Schedule 13.13.1 further states the commencement of the employment agreements of such employees (including managing directors) employed with and by the Group Companies as well as their age, salary, pension plan participation and bonus entitlement.

13.13.2    Except as specified in Schedule 13.13.2, none of the listed employees and managing directors have terminated their employment, nor have any of them threatened in writing to terminate such employment, nor has any Group Company given notice of termination to any of these employees/ managing directors.

13.13.3    Except as allowed under clause 6.2.3.3 and except as specified otherwise in Schedule 13.13.3, no increases in salaries of Senior Employees have been agreed upon since the Locked Box Date.

13.13.4    To the Sellers' Knowledge, during the five (5) year period prior to the Signing Date the Group Companies are in compliance in all material respects with all applicable laws relating to employment, employment practices, anti-discrimination, employment terms and conditions and working times unless this has not had or is not likely to have a material adverse effect upon the Group Companies’ business and is not engaged in any unfair labour practice and there is no pending and to Sellers' Knowledge threatened charge, complaint or grievance against the Group Company related to any employment laws unless this has not had or is not likely to have a material adverse effect upon the Group Companies’ business. Clause 13.11.1 remains unaffected.

13.13.5    The Group Companies are not experiencing, are not reasonably anticipating to experience and have not experienced within the five (5) year period prior to the Signing Date (i) any strike, slowdown, or stoppage of work by or lockout of its employees or (ii) any lawsuit relating to the alleged violation of any law or order relating to discrimination, civil rights, workers' health and safety or working conditions unless this has not had or is not likely to have a material adverse effect upon the Group Companies’ business. Clause 13.11.1 remains unaffected.

13.13.6    Schedule 13.13.6 provides a complete and correct list of all currently contracted independent contractors, temporary workers, apprentices, together with a summary of the fees, salaries and bonuses payable by the Group Companies.

13.13.7    Schedule 13.13.7 includes a correct and complete list of all (i) reconciliation of interest agreement (Interessenausgleiche) and social plans (Sozialpläne) and (ii) any collective arrangements in the form of a general commitment (Gesamtzusage), shop agreements (Betriebsvereinbarungen) or collective bargaining agreements, each applicable to the employees of the Group Companies.

13.14    Retirement Benefits

13.14.1    Schedule 13.14.1 contains a correct and complete list of all pension schemes of the Group Companies (“Pension Schemes”).

13.14.2    Schedule 13.14.2 contains accurate details of the employer and employee contribution rates to the Pension Schemes.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.14.3    No Group Company in respect of any employee provides or contributes to or is liable to provide or contribute to any pension schemes other than the Pension Schemes and any statutory social security plans operated under public law, statute or regulation in the relevant jurisdiction.

13.14.4    The Pension Schemes are approved by and / or registered with all appropriate taxation, social security and supervisory authorities.

13.14.5    Pensions and similar obligations payable under the Pension Schemes which have been classified as defined benefit plans  have been sufficiently measured and sufficiently accounted as prescribed by IFRS in the Locked Box Accounts.

13.15    Legal Disputes

Schedule 13.15 contains a correct and complete list of all litigation proceedings (gerichtliche Rechtsstreitigkeiten), arbitration proceedings (Schiedsverfahren) and administrative proceedings (Verwaltungsgerichtsverfahren) that are intended by any Group Company or pending (rechtshängig) or threatened in writing by or against it, except for any litigation or arbitration or administrative proceedings where the amount in dispute does not exceed EUR 250,000 (in words: two hundred fifty thousand euros).

13.16    Insurance

13.16.1    All insurance policies maintained by the Sellers’ Group or the Group Companies in relation to the Group Companies are in full force and effect and are not void or voidable. All premiums for the existing insurances have been paid when due. There are no claims outstanding under any of the existing insurances and there are no circumstances likely to give rise to such claims.

13.16.2    All material business assets which are commercially reasonable to insure have at all material times been and are insured for amounts and with deductibles and excesses regarded by the Sellers’ Group as adequate against fire and other risks typically insured against by companies carrying on similar businesses or owning assets of a similar nature.

13.16.3    Schedule 13.16.3 contains a list and details of all insurance claims made by any member of the Sellers’ Group or a Group Company in respect of the Group Companies’ business in excess of EUR 100,000 (in words: one hundred thousand euros) during the three (3) years preceding the Signing Date.

13.16.4    No insurance claim made by any member of the Sellers’ Group or a Group Company in respect of the Group Companies’ business in excess of EUR 100,000 (in words: one hundred thousand euros) is outstanding at the Signing Date and all circumstances of which the Sellers are aware which might reasonably be expected to give rise to a claim under an insurance policy maintained by the Sellers’ Group in respect of the Group Companies’ business in excess of EUR 100,000 (in words: one hundred thousand euros) have been disclosed to the Purchasers.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.17    Tax

13.17.1    As of the Signing Date and as of the Closing Date, the Group Companies have (taking into account any permitted extension) timely paid or withheld and remitted all Taxes, including Tax prepayments, when due and payable to the appropriate Tax Authority.

13.17.2    As of the Signing Date and as of the Closing Date, the Group Companies have (taking into account any permitted extension) timely filed all income and other material Tax Returns required to be filed, and all statements and information in such Tax Returns are correct and complete in all significant respects and have been prepared in accordance with Tax Law and any agreements or arrangements made with any Tax Authorities.

13.17.3    As of the Signing Date and as of the Closing Date, the Group Companies have fulfilled their accounting and documentation obligations (including for transfer pricing purposes) in compliance with applicable generally accepted accounting principles and Tax Law in all material respects. As of the Signing Date and as of the Closing Date, the accounting and Tax documentation of the Group Companies has been kept and updated in compliance with applicable generally accepted accounting principles and Tax Law in all material respects.

13.17.4    All records, documents and photocopies which a Group Company is required to prepare, produce and keep for Tax purposes, including any documentation relating to transfer pricing, have been duly prepared, produced and kept and are available at the premises of the Group Company. Each Group Company is in possession of information or has access to information to enable it or its employees or representatives to compute its liability for Taxes insofar as it depends on any transaction occurring on or before Closing.

13.17.5    Except as specified in Schedule 13.17.5,  there are no pending or announced audits or other administrative investigations or court proceedings for the assessment, adjustment or collection of Taxes of a Group Company. There are no claims, proceeding or contests of any refund in respect of Taxes pending or on appeal from any Tax Authority for a Group Company.

13.17.6    With respect to the assessment or payment of Tax, no special agreements, rulings or compromises have been entered into by a Group Company with any Tax Authorities.

13.17.7    No Group Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract (other than the DPLTA or US Tax consolidation or in respect of any VAT relating to L'Orange), in each case excluding any agreement or contract entered into in the ordinary course of business with a primary purpose unrelated to Tax (e.g. tax gross up clauses in financing or license agreements or similar clauses).

13.17.8    Except as specified in Schedule 13.17.8,  each Group Company has been resident for Tax purposes in its place of incorporation and nowhere else at all times since its incorporation. Each Group Company has never paid Taxes on income, profits or gains to any Tax Authority outside its place of incorporation.

13.17.9    No Group Company will have to repay any subsidies or grants or similar benefits in cash or in kind as a result of this transactions contemplated in this agreement.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.17.10    There are no liens for Taxes on any of the assets of any Group Company.

13.17.11    Since its formation, Fluid Mechanics has been an entity disregarded as separate from its owner for United States federal, and applicable state, income tax purposes pursuant to the provisions of Unites States Treasury Regulation Section 301.7701-3.

13.17.12    “Tax”  means, in each case under German law or as well as any equivalent items under any applicable foreign law, any

(i)    income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property, personal property, value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, unemployment, disability, payroll, employment, escheat, environmental, deed, land value appreciation or other tax imposed by any Tax Authority, including taxes and ancillary charges (Steuern und steuerliche Nebenleistungen) within the meaning of sec. 3 of the German Fiscal Code (Abgabenordnung) excluding, for the avoidance of doubt, deferred taxes and tax loss carry forwards; and

(ii)    social security taxes or social security contributions (Sozialversicherungsbeiträge) and similar taxes or contributions of any kind as well as any ancillary charges (e.g. interest and penalties);

irrespective whether the tax (a) is owed as taxpayer or as obligor of a tax owed by another party (Haftungsschuld) or (b) is assessed, to be prepaid, to be withheld or payable by Tax Law or (c) is owed by way of tax allocation (Steuerumlage) or (d) is due to a succession in law and irrespective of the legal basis of the tax liability, e.g. including also any tax indemnification obligations based on agreements on the sale and purchase of shares (including partnership interests), assets or business units.

13.17.13    “Tax Authority” means any governmental or administrative public authority or court competent to administer, assess, impose, collect or enforce Taxes in any jurisdiction.

13.17.14    “Tax Law” means any laws, interpretations of the laws, opinions and decisions by Tax Authorities and decisions of Tax courts, in each case relating to or imposing any Tax.

13.17.15    “Tax Return” means all returns (Erklärungen), preliminary returns (Voranmeldungen) and notifications (Meldungen) as well as all other documents, forms, computations, disclosures and registrations as required to be filed for Taxes under German or any other applicable foreign law including applications asserting non-liability for Taxes.

13.17.16    The Sellers' Guarantees included in this clause 13.17 are hereinafter referred to as the ”Tax Guarantees”.

13.18    Assets

13.18.1    The Group Companies own all assets purported to be owned by them and required to conduct the business as presently conducted. No asset used or owned

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

by the Group Companies is subject to any contractual or statutory retention of title rights, Encumbrances, pledges or other security right (save for title retentions (Eigentumsvorbehalte) or other security instruments arising by means of operation of law entered into in the ordinary course of business consistent with past practice for liabilities which are reflected in the Financial Statements) and the Group Companies have the right to use all assets currently owned or used by them.

13.18.2    The Group Companies own, lease, license or otherwise lawfully use all fixed and current assets required to substantially continue to operate the business of the Group Companies after the Closing Date in accordance with prior practice.

13.18.3    All items of the fixed assets owned or used by the Group Companies are in good operating condition, reasonable wear and tear excepted, and are adequate for the uses to which they are being put. The Group Companies have carried out a regular inventory counts (at least every three (3) years) for all fixed value items (“Festwert”) and the related adjustments were made in the Financial Statements.

13.18.4    All tangible property owned or used by the Group Companies is sufficient and is in good condition to allow that the business activities of the Group Company can be continued in the same way as at the Signing Date.

13.18.5    The Group Companies own, lease, license or otherwise legally hold or have a legal right to use all material assets which are presently used and necessary for the conduct of the business of the Group Companies as presently conducted.

13.18.6    The Group Companies own, lease, license or otherwise legally hold or have a legal right to use all software licenses which are presently used and necessary for the conduct of the business of the Group Companies as presently conducted.

13.18.7    The internal IT infrastructure of the Group Companies, including computer software, hardware, firmware, networks, interfaces and related systems of the Group Companies,

13.18.7.1    have sufficient capacity and capabilities to operate the Group Companies' business as currently conducted and are in good working condition,

13.18.7.2    have all the specifications and capacities which the Group Companies require (i) in order to fully comply with any of their existing contractual obligations, in particular, but not limited to meet the performance levels contractually agreed and/or (ii) to fully comply with all legal requirements applicable to the business of the Group Companies.

13.19    Quality Control

13.19.1    The processes and procedures of the Group Companies are sufficient for the design, development, testing, production, and repair of the Group Companies’ products in conformity with such products’ specifications.

13.19.2    Except as disclosed in Schedule 13.19.2: The Group Companies have not, within the past three (3) years prior to the Signing Date, received any written or oral notification or claims, nor are there any pending claims which were brought at

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

any time, relating to, or alleging, negligent or defective design, negligent or defective manufacturing, assembly or test of product, product safety, quality or reliability issues, negligent provision of services, breach of product warranties, technical or quality problems or the non-conformance of a product to its specifications (collectively, “Product Liability Claims”) other than warranty service and repair claims in the ordinary course of business that are not material in amount. There are no contracts or other customer supply arrangements pursuant to which, to the Sellers' Knowledge, any of the Group Companies are reasonably expected to experience a loss (or loss of profit margin) in connection with any cost, schedule, technical or quality problems or any other potential or actual Product Liability Claims (other than managing service and repair claims in the ordinary course of business that are not material in amount) by its customers or any other Person against any of the Group Companies.

13.19.3    To the Sellers’ Knowledge, there are no existing design defects, production defects, process issues, supplier issues or other facts or circumstances relating to design, manufacturing, procurement, delivery, safety, quality or reliability of the Group Companies’ products or services that may serve as the basis for any future Product Liability Claims.

13.19.4    Clause 13.27 shall remain unaffected.

13.20    Subsidies

The indirect or direct subsidies, grants or financial assistance (“Subsidies”) made available or contributed to any of the Group Companies are listed in Schedule 13.20. None of the Group Companies is in breach of any material obligation under the terms and conditions underlying any of the Subsidies. None of the Subsidies (i) can be terminated and/or (ii) needs to be repaid by the respective Group Company as a consequence of the consummation of the Transaction.

13.21    Government Contracts

13.21.1    The Group Companies are, and have been in the five (5) years prior to Signing Date, in material compliance with (i) all terms and conditions of all Government Contracts (including all provisions and requirements incorporated expressly, by reference or by operation of law) and (ii) all requirements of law pertaining to each Government Contract and government bid and all requirements of governmental bodies regarding such law with respect to each Government Contract and government bid.

13.21.2    For purposes of this Section “Government Contract” means any contract, agreement, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle with respect to the Group Companies that exist between any of the Group Companies and any governmental body.

13.22    No Brokers' or Finders' Fee

Neither of the Sellers nor any of the Group Companies has retained any brokers, finders or similar agents with respect to the Transaction who might raise claims for commissions or other compensation against any of the Group Companies.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.23    German Foreign Trade Act

The Group Companies' business activities do not fall into the scope of sec. 55(1) sentences 2 and 3 Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung – “AWV”) or Sec. 60(1) sentence 1 AWV.

13.24    No Other Sellers’ Guarantees

The Purchasers explicitly acknowledge:

13.24.1    that they purchase and acquire the Shares and the business associated therewith in the condition they are in on the Signing Date based upon their own inspection and assessment of all the facts and circumstances, and that they undertake the purchase based upon their own decision, inspection and assessment without reliance upon any express or implied warranties or guarantees of any nature made by the Sellers, except for the Sellers’ Guarantees which shall remain unaffected;

13.24.2    that the Sellers give no representation, warranty or guarantee with respect to any projections, estimates or budgets delivered or made available to the Purchasers (irrespective whether orally or documented) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Group Companies; and

13.24.3    that all budgets, prospects, expectations and other prognostic and/or forward looking elements that Purchasers possibly rely on, or that may otherwise affect the execution hereof and / or the determination of the Consideration by the Purchasers, are the sole and exclusive responsibility of the Purchasers and that the Sellers do not assume any responsibility, obligations or liability for these elements and that the Purchasers shall have no rights whatsoever under, or in connection with, this Agreement against the Sellers should these elements prove incorrect. In particular, the Sellers have not commented on any expectations, qualifications and assumptions made by the Purchasers in their offer or in any other way which are the sole responsibility of the Purchasers, and the Sellers assume no liability of whatsoever nature with respect to such expectations, qualifications and assumptions, unless explicitly agreed in this Agreement.

13.25    Sellers’ Knowledge

“Sellers’ Knowledge” means the actual knowledge as of the Signing Date about the facts and circumstances relating to the Sellers’ Guarantees that any of the individuals listed in Schedule 13.25-1 (“Knowledge Bearers”) has after having made reasonable inquiry (or would have had in case they had made reasonable inquiry if the Knowledge Bearers have not actually done so) with the individuals listed in Schedule 13.25-2 (“Inquiry Individuals”) into the matters set out next to their name also in Schedule 13.25-2, provided that the Knowledge Bearers shall direct the individuals who are also listed in Schedule 13.25-3 (“Further Inquiry Individuals”) to, in advance of responding to the inquiry by the Knowledge Bearers, make reasonable inquiry within the Group Companies, it being understood, for the avoidance of doubt, that (i) a failure of the Inquiry Individuals to report facts or circumstances they have knowledge of to the Knowledge Bearers or (ii) a failure of the Further Inquiry Individuals to make reasonable inquiry as set out above shall not lead to Sellers being imputed or to otherwise deemed to have any knowledge.

13.26    Representations and Warranties Insurance

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13.26.1    The Purchasers are considering to take out at their own cost and risk a representation and warranty insurance policy from AIG, or another insurance company in case such insurance policy would not be entered into with AIG, in respect of certain claims which the Purchasers – or any of them – may potentially have against the Sellers under this Agreement (the “R&W Insurance Policy”). For the case that the Purchasers or any of them decide to take out any such R&W Insurance Policy, the Parties agree on the following:

(a)    the validity and collectability risk in respect of the R&W Insurance Policy shall solely and irrevocably rest with the Purchasers;

(b)    the policy for the R&W Insurance Policy shall provide for the benefit of the Sellers that only in case of willful misconduct of the Sellers any claims of the Purchasers against the Sellers shall be subrogated against the Sellers, by operation of law or contractually;

(c)    if and to the extent any claim of the Purchasers against the Sellers under this Agreement is covered by the R&W Insurance Policy, the Sellers shall only be liable for amounts not covered under the R&W Insurance Policy; and

(d)    the Purchasers' sole recourse for any claims covered by the R&W Insurance Policy in excess of the liability cap provided for in clause 14.7.1 below shall be solely against the entity underwriting the R&W Insurance Policy (the “Insurer”).

13.26.2    Purchasers shall indemnify and hold harmless the Sellers and any of their Affiliates from any claims brought by the Insurer against any of them in relation to any claims covered by the R&W Insurance Policy.

13.27    [***]

14.    REMEDIES; LIMITATIONS

14.1    Recoverable Damages

14.1.1    In the event that a Sellers’ Guarantee pursuant to clause 13 is breached (such event a “Breach of Guarantee”), the Sellers shall be obligated (“Guarantee Claim”) to put the Purchasers and/or, at the Purchasers’ sole discretion, the Group Companies, in such position as they would have been in had the Sellers’ Guarantee not been breached (restitution in kind – Naturalrestitution). This does not apply to any breach of the Sellers' Guarantee pursuant to clause 13.8 (“Environmental Guarantees”) or if such restitution in kind is not permitted by the nature of the breach or cannot be effected by the Sellers with reasonable effort. If the Sellers are unable to achieve restitution in kind within six (6) weeks after having been notified by the Purchasers of the breach, the Purchasers may claim monetary damages (Schadenersatz in Geld).

14.1.2    The Sellers shall be liable under this Agreement (whether in relation to a Breach of Guarantees or otherwise, except for clauses 15 and 16) only as follows:

14.1.2.1    In relation to a Breach of Guarantee (with the exception of a breach of the Fundamental Guarantees and the Environmental Guarantees) and / or clause 6.1.3, for

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(a)    any and all liabilities, reasonable costs and expenses and other damages within the meaning of sec. 249 et seqq. BGB, including any reasonably foreseeable consequential and/or indirect damages (Folgeschäden, mittelbare Schäden), including reasonably foreseeable lost profits (entgangener Gewinn) and reasonably foreseeable losses caused by business interruption (Betriebsunterbrechungsschäden);

(b)    excluding, however:

(i)    lost profits (entgangener Gewinn), losses caused by business interruption (Betriebsunterbrechungsschäden) and other consequential or indirect damages (Folgeschäden, mittelbare Schäden) that, in each case, have not been reasonably foreseeable; and

(ii)    any loss of goodwill or any reputational damage, punitive damage, income Taxes payable as a result of any indemnity payments, frustrated expenses (vergebliche Aufwendungen) within the meaning of sec. 284 BGB and internal administration and overhead costs.

14.1.2.2    In relation to any other (i.e. not covered by clause 14.1.2.1 above) breach of or liability under this Agreement (including in relation to a breach of the Fundamental Guarantees and the Environmental Guarantees), for

(a)    any losses incurred by any of the Purchasers or the Group Companies as a direct damage resulting from a breach of this Agreement (unmittelbare Schäden);

(b)    excluding, for the avoidance of doubt,

(i)    any indirect damages (mittelbare Schäden), consequential damages (Folgeschäden), loss of profits (entgangener Gewinn), losses caused by business interruption (Betriebsunterbrechungsschäden); or

(ii)    any loss of goodwill or any reputational damage, punitive damage, income Taxes payable as a result of any indemnity payments, frustrated expenses (vergebliche Aufwendungen) within the meaning of sec. 284 BGB and internal administration and overhead costs.

Additionally, solely in relation to any breach of or liability under this Agreement not covered by clause 14.1.2.1 above the following shall apply: Irrespective of the Purchasers’ method to calculate the Consideration for the Shares, only the actual losses incurred by any of the Purchasers or any Group Company are to be taken into account and no multiplier of any kind shall be applied to the amount of any

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damage, nor shall any potential or actual reduction (Minderung) in the value of the Group Companies be taken into account.

14.1.3    The Sellers shall not be liable under this Agreement (other than in relation to clauses 15, 16 and 13.27) for, and the Purchasers shall not be entitled to claim compensation, for any losses if and to the extent that

(i)    the underlying facts constitute a final and binding claim (vollstreckbarer Anspruch) of any of the Purchasers or a Group Company against a third party other than the Parties, excluding insurance companies, and such claim is recoverable by any of the Purchasers or the respective Group Company from such third party (provided that, if such claim exists, but has not been realized by the Purchasers and/or the relevant Group Company, the Sellers shall only be obligated to pay damages to Purchasers in exchange for an assignment of the respective claim against these third parties by Purchasers or the respective Group Company to Sellers);

(ii)    the underlying facts constitute or likely constitute a not yet final and binding claim (noch nicht vollstreckbarer Anspruch) of any of the Purchasers or a Group Company against a third party other than the Sellers, excluding insurance companies, and such claim is recoverable by the Purchasers or the respective Group Company from such third party within three (3) months after a claim notice has been made to the third party; if no recovery can be obtained by the Purchasers or the respective Group Company within such three (3) months period despite the Purchasers having applied reasonable commercial efforts (which does not include the initiation of litigation measures), the respective of the Purchasers and the respective Group Company is entitled to claim losses pursuant to this Agreement from the Sellers but shall procure that the respective Group Company assigns the respective claim against the third party, to the extent such claim is legally assignable, to the respective Seller; or

(iii)    the respective claim is covered by a policy of insurance and the corresponding settlement amount has actually been received by the Purchasers, provided that any premium increases triggered by such insurance coverage shall be compensated as losses; or

(iv)    the Guarantee Claim refers to amounts that both (a) have been specifically taken into account (berücksichtigt) in the Locked Box Accounts as reserves, liabilities, depreciation or write-down (individually or as lump-sum) and (b) resulted in a reduction of the Consideration in accordance with Exhibit 3.1.3; or

(v)    the Guarantee Claim results from a failure by the Purchasers or any member of the Purchaser Group (including, after Closing, the Group Companies) to abide by the terms of this Agreement or to avoid or mitigate damages pursuant to sec. 254 BGB; or

(vi)    the relevant loss is compensated by any advantage of the Group Companies or the Purchaser Group (Prinzip der Vorteilsanrechnung); or

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(vii)    the relevant loss would not have occurred but for any (a) legislation not in force at the Signing Date or (b) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice; or

(viii)    the relevant loss would not have occurred but for any voluntary act, omission or transaction carried out (a) after Closing by any of the Purchasers or any member of the Purchaser’s Group (or its respective directors, employees, or agents) outside the ordinary and usual course of business of the Group Companies as at Closing or (b) before Closing by any Sellers’ Group Companies or any Group Company at the direction of the Purchasers or any member of the Purchaser Group; or

(ix)    the respective of the Purchasers or any Group Company has not complied with the obligations pursuant to clause 14.3 and 14.4 to the extent such failure has caused an increase of the respective losses; or

(x)    the relevant claim is based upon a liability which is contingent only, in which case the Sellers shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make payment.

14.1.4    Where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling any of the Purchasers to a claim or remedy under this Agreement, there shall be only one claim or remedy (no double counting). In particular, the foregoing shall apply if one and the same set of facts (Sachverhalt) qualifies under more than one of the Sellers’ Guarantees.

14.1.5    Without prejudice to its duty to mitigate any loss, the Purchasers shall (or shall procure that the relevant member of the Purchaser Group or, after Closing, any Group Company shall) provide all reasonable assistance to the Sellers to remedy any such breach.

14.2    Purchasers' Knowledge

14.2.1    The Purchasers shall not be entitled to any claim for a Breach of Guarantees (other than in relation to Fundamental Guarantees) if and to the extent, in each case prior to the Signing Date, (i) Purchasers had Relevant Knowledge of the facts and circumstances underlying the Breach of Guarantee and (ii) a prudent business man should on the basis of such Relevant Knowledge have been able to assess the magnitude of the losses associated with such facts and circumstances.

“Relevant Knowledge” means the actual knowledge of any of the individuals listed in Schedule 14.2.1-1 (“Purchaser’s Knowledge Bearers”); provided however, that in the case of the Environmental Guarantees Relevant Knowledge means the actual knowledge any Purchaser's Knowledge Bearer has (or would have had in case they had made reasonable inquiry with the Purchaser’s Inquiry Advisors, if the Purchaser’s Knowledge Bearers have not actually done so) after having made reasonable inquiry with the advisors listed in Schedule 14.2.1-2 (“Purchaser’s Inquiry Advisors”), it being understood, (i) for the avoidance of doubt, that a failure of the Purchaser’s Inquiry Advisors to report facts or circumstances they have knowledge of to the Purchaser’s Knowledge Bearers shall not lead to any of the Purchasers being imputed or to otherwise being deemed to have any knowledge and (ii) that, in respect of the individual marked

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with an asterisk in Schedule 14.2.1-2, it is sufficient if the Purchaser’s Knowledge Bearers use best efforts to make reasonable inquiry with him.

14.2.2    Notwithstanding clause 14.2.1 above, (i) the respective Purchasers’ rights under or in connection with this Agreement shall not be generally limited by the fact that the Purchasers have been able to conduct a due diligence exercise on the Group Companies prior to the Signing Date and (ii) the provisions of sec. 442 BGB and sec. 377 German Commercial Code (Handelsgesetzbuch - HGB) shall not apply.

14.2.3    Sellers' Guarantees shall not be deemed to be untrue, incomplete or not complied with if the information in the respective Schedule attached on the Signing Date pertaining to such specific Sellers' Guarantee fairly discloses the information in reasonable detail.

14.3    No Environmental Sampling; Limitation on Liability under Environmental Guarantees

14.3.1    Any sampling or analysis (“Inspections”) at, on, in, under any of the Own Real Estate or Leased Real Estate by (whether directly or indirectly) the Purchasers or any of their Affiliates or each of their legal successors or, any prospective or actual purchaser of the real property (other than in case of where, pursuant to clause 14.3.2.1, Purchasers actually do not provide Environmental Assurances, in which case this clause 14.3.1 shall not apply with respect to such prospective or actual purchaser), conducted after the Closing Date, is subject to the written consent of the Sellers.

The Sellers may withhold consent for such Inspections at their sole discretion, except if the particular Inspection is the minimum necessary in order to

(i)    comply with an express written requirement by a relevant governmental entity without prior request or information of the Purchasers to this authority and the Sellers are informed in advance about this requirement in writing;

(ii)    comply with an express and legally binding obligation or requirement to undertake Inspections that has actually arisen pursuant to or under Environmental Law;

(iii)    remove the immediate and direct cause of a significant and imminent danger to human health, which danger is capable of prevention or substantial limitation by immediate remedial action;

(iv)    enable the Purchasers to defend itself against a bona fide claim raised by a third party against any of the Purchasers or a Group Company, provided that such individual claim raised against any of the Purchasers or a Group Company exceeds an amount of 0.05% of the Consideration and that the sampling and analysis shall not be disclosed outside the respective proceeding to others, in particular but not limited to governmental authorities and public prosecution bodies (in each case unless required by applicable law);

(v)    carry out such utility and or maintenance measures which (a) are required in order to conduct the business of the group Companies as

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conducted on the Closing Date in the ordinary course of business and (b) comply with good industry practice;

(vi)    other than in case of the Own Real Estate located in Wolfratshausen, Germany, meet the requirements of Environmental Law in relation to undertaking bona fide construction or expansion work that is in the ordinary course of business of the Group Companies; or

(vii)    other than in case of the Own Real Estate located in Glatten, Germany and subject to clause 14.3.2, sell the Own Real Estate to a bona fide third party industrial business purchaser;

in each case of which the Sellers shall be obliged to grant their consent.

In relation to any Inspection in accordance with this clause 14.3.1 the Purchasers and any of their Affiliates, and each of their legal successors or, in case of clause 14.3.2.2, a respective purchaser of the real property shall be obliged to mitigate damages in accordance with sec. 254 BGB.

14.3.2    In the event of a sale of the Own Real Estate to a bona fide third party industrial business purchaser in accordance with clause 14.3.1(vii), the following shall apply:

14.3.2.1    The Purchasers shall, and shall procure their Affiliates (including the Group Companies) to, in good faith use reasonable efforts not to provide any indemnity, warranty or covenant to or agree to any other contractual obligation towards the prospective purchaser of the Own Real Estate in relation to the Environment, Environmental Consents, Environmental Matters, Environmental Law, Hazardous Substances, or any Contamination (“Environmental Assurances”); and

14.3.2.2    if Environmental Assurances by the Purchasers or any of their Affiliates (including the Group Companies) nonetheless exist or come into existence,

(a)    the aggregate liability of the Purchasers and their Affiliates (including the Group Companies) under all such Environmental Assurances shall be limited to an amount equal to the fair market value of the respective Own Real Estate; and

(b)    the obligations of and stipulations to which the Purchasers or any of their Affiliates or each of their legal successors are bound in clause 14.3 shall be passed on to the prospective purchaser of the Own Real Estate and any of its Affiliates and each of their legal successors and they shall be bound by such obligations and stipulations.

14.3.3    Notwithstanding clauses 14.3.1 and 14.3.2, the Sellers shall not be liable for, and none of the Purchasers shall be entitled to claim compensation for any losses on the basis of a breach of the Environmental Guarantees, if and to the extent

14.3.3.1    that such breach and/or losses have been discovered, are based on, would not have occurred but for, and/or are increased or exacerbated

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by any Inspection in breach of clauses 14.3.1 or 14.3.2 above (provided that none of the Purchasers shall be deemed to be in breach of clauses 14.3.1 or 14.3.2 in case the Sellers have not granted their consent pursuant to clause 14.3.1 despite being obliged to do so);

14.3.3.2    that such breach and/or losses have been discovered, are based on, would not have occurred but for, and/or are increased or exacerbated by a change of use of any Own Real Estate or Leased Real Estate or part thereof from an industrial business (whether by Purchasers or any member of the Purchaser Group (including, after Closing, the Group Companies) or by a respective successor in title or (sub-) tenant); or

14.3.3.3    the losses and/or costs result from any remediation or other measure in relation to or in the context of this clause 14.3 or the Environmental Guarantees, being carried out with a higher standard than the minimum necessary in order to comply with this Agreement or to rectify the respective breach of the Environmental Guarantee.

14.4    Notice

14.4.1    In the event of any Breach of Guarantee, the respective of the Purchasers shall give the Sellers written notice thereof within twenty (20) Business Days after the Purchasers gained knowledge about the Breach of Guarantee, describing in reasonable detail all facts or circumstance that give rise to the Breach of Guarantee and (as far as possible) the monetary value of the claim.

14.4.2    The Purchasers shall allow, and shall cause the Group Companies to allow, the Sellers and their accountants and their professional advisors to investigate the matter or circumstances alleged to give rise to a Guarantee Claim. For such purpose, the Purchasers shall, and shall cause the Group Companies to, provide such information and assistance as the Sellers or its accountants or professional advisors may reasonably request in order to evaluate the Guarantee Claim.

14.5    Third Party Claims

14.5.1    If the Purchasers become aware of any claim threatened or asserted by a third party (including a public authority) or of any other matter or circumstance which is reasonably likely to result in a Breach of Guarantee (“Third Party Claim”), the Purchasers shall promptly (and in any event within ten (10) days of the Purchasers becoming aware of it) give written notice thereof to the Sellers, specifying the basis for such Third Party Claim in reasonable detail therein, and shall grant the Sellers the opportunity to review and assess the matter. Clause 14.4.2 shall apply accordingly.

14.5.2    The Purchasers shall ensure that the Sellers shall be provided with all material, information and assistance reasonably relevant in relation to the Third Party Claim, be given reasonable opportunity to comment or discuss with the Purchasers any measures which the Purchasers propose to take or to omit in connection with a Third Party Claim.

14.5.3    Upon the Sellers' request the Purchasers shall ensure that the respective Group Company defends under the control of the Purchasers the Third Party Claim by all reasonably appropriate proceedings. The Sellers shall have the right, at their

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own expense, to participate in the defence of the Third Party Claim with counsel of their choice. The Purchasers shall ensure that the Group Companies cooperate in good faith with the Sellers. The Purchasers shall keep the Sellers reasonably informed about the status of the proceedings. The Purchasers shall conduct such proceedings in good faith using reasonable endeavours to take the interests of Sellers into account.

14.5.4    In addition,

14.5.4.1    the respective Seller shall have the right to take control of the defence of a Third Party Claim the face value of which amounts to less than one per cent (1%) of the Consideration, if [***].

14.5.4.2    The respective Seller shall, in case of clause 14.5.4.1, be entitled to principally institute and control any and all appropriate proceedings and to coordinate such actions of defensive measures, it being understood that the relevant Purchaser shall have customary participation rights, including the following:

(a)    At its option and expense, the respective Purchaser shall have the right to reasonably participate in the defense (including through counsel of its choice).

(b)    The respective Seller shall (i) keep the respective Purchaser informed to a reasonable extent of the status of defense, (ii) give the respective Purchaser and the Insurer (if any and only to the extent concerning claims that are principally covered by the R&W Insurance Policy, if any) the opportunity to discuss and comment on proposed defense measures and (iii) comply with any reasonable requests of the respective Purchaser with respect to the defense necessary to avoid a material adverse effect on significant business interests of the Purchasers or the Group Companies as a whole.

14.5.4.3    The Purchasers and the Group Companies shall, in case of clause 14.5.4.1 and 14.5.5, be obliged to reasonably assist the respective Seller in the defending of the Third Party Claim and in particular to provide to the respective Seller all relevant documents in relation to the Third Party Claim and to permit the respective Seller and his representatives to consult the management and other key employees of the Purchasers or the Group Companies, in each case to the extent reasonably required by the respective Seller for the defense.

14.5.5    Irrespective of clause 14.5.4.1 above, for Third Party Claims in relation to the Environmental Guarantees or clause 13.27, the Sellers are entitled to take the control of the defence against a Third Party Claim in which case clauses 14.5.4.2 and 14.5.4.3 shall apply mutatis mutandis, it being understood that the Purchasers shall have control of the defence

14.5.5.1    in accordance with clause 14.5.3 in respect of Environmental Claims if and to the extent the aggregate amount of the claims made (including the Third Party Claim for which the Purchasers – or any of them – seek control of the defence pursuant to this clause 14.5.5) in

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relation to the Environmental Guarantee has not yet reached the amount of the Environmental Deductible; and

14.5.5.2    in accordance with clause 14.5.3 in respect of claims under clause 13.27, if and to the extent the aggregate amount of the claims made (including the Third Party Claim for which the Purchasers – or any of them – seek control of the defence pursuant to this clause 14.5.5) in relation to clause 13.27 has not yet reached the amount of EUR 2,000,000 (in words: two million euros).

14.5.6    In no event shall the Purchasers or the Group Companies be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement in relation to a Third Party Claim without the Sellers’ prior written consent.

14.5.7    If and to the extent a claim due to a Breach of Guarantee exists, all reasonable costs incurred by the Purchasers or the Group Company in defending a Third Party Claim shall be borne by the Sellers.

14.5.8    For the avoidance of doubt, this clause 14.5 shall not apply to any claims which are governed by clause 16.

14.6    De Minimis Amount; Threshold; Environmental Deductible

14.6.1    The Purchasers are entitled to make claims for Breach of Guarantee (in case of the Environmental Guarantees also subject to clause 14.6.4 below) only if (i) each individual claim or (ii) a group of related claims based on the same facts or economic context exceeds an amount of 0.05% of the Consideration (the “De Minimis Amount”) in which case the full amount shall be recoverable, it being understood that the further restriction in this Agreement shall apply.

14.6.2    The Sellers shall not be liable for monetary damages for Breach of Guarantee (other than in relation to the Environmental Guarantees for which clause 14.6.4 shall apply) if the amount of all claims that exceed the De Minimis Amount falls short of EUR 4,000,000 (in words: four million euros) (the “Threshold”), provided that if the amount of the Threshold is reached the Sellers shall be liable for the entire amount and not only the amount exceeding the Threshold.

14.6.3    Clauses 14.6.1 and 14.6.2 do not limit and shall not apply to the Purchasers' claims on account of any breach of the Fundamental Guarantees, the Sellers’ Guarantee in clause 13.6.4 or on account of a breach of any of the Tax Guarantees.

14.6.4    The Sellers shall not be liable for monetary damages for a breach of the Environmental Guarantees if the amount of all claims under the Environmental Guarantees (for the avoidance of doubt, irrespective of the De Minimis Amount) falls short of EUR 2,000,000 (in words: two million euros) (the “Environmental Deductible”), provided that if the amount of the Environmental Deductible is reached the Sellers shall be liable (i) only for such claims and amounts exceeding the Environmental Deductible and (ii) with respect to each individual claim, only if the De Minimis Amount is exceeded.

14.6.5    The De Minimis Amount shall not apply in case of a restitution in kind (Naturalrestitution) in relation to a breach of the Sellers’ Guarantee set out in clause 13.9.1.

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14.7    Liability Cap

14.7.1    With the exception of any liability of the Sellers pursuant to (i) clauses 13.2 (Status and Authority of the Sellers), 13.3 (Due Incorporation and Status of the Group Companies) and 13.4 (Ownership of Shares) (“Fundamental Guarantees”) and (ii) the Environmental Guarantees, the Sellers’ aggregate liability for all other Breaches of Guarantee shall be limited to an aggregate amount of one per cent (1%) of the Consideration.

14.7.2    Sellers’ aggregate liability pursuant to the Environmental Guarantees shall be limited

14.7.2.1    during the time period from the Closing Date until the fifth anniversary of the Closing Date to an aggregate amount of twenty per cent (20%) of the Consideration; and

14.7.2.2    during the time period after the fifth anniversary of the Closing Date until the seventh anniversary of the Closing Date to an aggregate amount of five per cent (5%) of the Consideration (it being understood that Sellers shall have no liability pursuant to the Environmental Guarantees during the time period after the fifth anniversary of the Closing Date until the seventh anniversary of the Closing Date if and to the extent Sellers’ liability under the Environmental Guarantees during the time period from the Closing Date until the fifth anniversary of the Closing Date already amounted to or exceeded an aggregate amount of five per cent (5%) of the Consideration).

14.7.3    Sellers’ aggregate liability pursuant to clause 13.27 shall be limited to the amount of [***] (in words: [***]).

14.7.4    Sellers’ aggregate liability under and in connection with this Agreement, including but not limited to the Fundamental Guarantees and any claims pursuant to clause 15 and 16 shall in any case be limited to the Consideration.

14.7.5    Clause 14.7 shall apply irrespective whether or not the Purchasers are able to recover under a R&W Insurance Policy.

14.8    Time Limitations, Suspension

14.8.1    All claims for any Breach of Guarantee shall become time-barred (verjähren) thirty-six (36) months after the Closing Date, except for (i) claims based on a breach of the Fundamental Guarantees or the Environmental Guarantees, which shall become time-barred seven (7) years after the Closing Date, and (ii)  claims based on a breach of the Tax Guarantee for which clause 14.9 shall apply (together with 14.8.2 “Time Limitation”).

14.8.2    Any claims by the Purchasers pursuant to clause 13.27 shall become time-barred sixty (60) days following the expiry of the applicable statutory limitation period for the respective claim raised by a third party.

14.8.3    Any claim by the Purchasers hereunder must be notified to the Sellers prior to the expiration of the applicable Time Limitation. Such notification suspends (hemmt) within the meaning of sec. 209 BGB such Time Limitation with respect to the

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specific claim so notified, provided that the Purchasers – or any one of them – commence arbitration proceedings within six months after the expiry of the relevant Time Limitation. Sec. 203 BGB shall not apply, unless the Sellers and the Purchasers agree in writing that the Time Limitation is suspended on the basis of pending settlement negotiations.

14.8.4    For the purpose of calculating the De Minimis Amount and the Threshold, only the amounts of such Guarantee Claims are to be included which are not already time-barred as at the time the respective amount is calculated.

14.9    Tax Claims

In respect of any Guarantee Claims brought by any of the Purchasers due to a breach of a Sellers’ Guarantee pursuant to clause 13.17 (Tax), clause 14.8.1 shall not apply and any such claims shall become time-barred pursuant to clause 16.6.1 below.

14.10    Treatment of Payments by the Sellers

Any payments made by (i) the Sellers pursuant to clauses 14 and 16 shall be considered a reduction, or (ii) the Purchasers pursuant to clause 16 and clause 17 shall be considered an increase of the Consideration agreed between the respective Seller and the respective Purchaser, unless otherwise provided for by mandatory law.

14.11    Fraud or Wilful Misconduct

None of the limitations of liability contained in this Agreement including the Time Limitation, shall apply in case of a wilful act (Vorsatz) or of deceit (arglistige Täuschung) by (i) the Sellers, provided that the burden of proof for such events shall be completely with the Purchasers, or (ii) the Purchasers, provided that the burden of proof for such events shall be completely with the Sellers.

14.12    Exclusion of Further Remedies

To the extent permitted by law and unless expressly provided otherwise in this Agreement (and in particular, but not limited to, in clause 13, which shall remain unaffected), any further claims and remedies are hereby expressly waived, including, without limitation, claims for breach of a pre-contractual duty (sec. 311 para 2 and 3, 241 para. 2 BGB), claims based on a breach of duty arising from an obligation (Verletzung einer Pflicht aus dem Schuldverhältnis) other than under this Agreement, claims based on statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen) and liability in tort (unerlaubte Handlung) as well as any other claims which could, due to a revocation (Rücktritt), action for avoidance (Anfechtung), reduction of the Consideration (Minderung) or other reasons, result in the termination (Beendigung), ineffectiveness (Unwirksamkeit) or a reversal (Rückabwicklung) of this Agreement, in an amendment of its content or in a refund or reduction of the Consideration, except if and to the extent that any such claim is based on a wilful act (vorsätzliche Handlung) or on deceit (arglistige Täuschung) by the Sellers.

The Parties agree that no specific performance can be sought for breach of a Sellers’ Guarantee or breach of a guarantee under clause 17, however, nothing in this Agreement shall preclude the Parties from seeking specific performance in relation to any of the other obligations set out in this Agreement (whether or not such claim for specific performance relates to the same facts and circumstances which constitute a Sellers’ Guarantee or breach of a guarantee under clause 17).

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15.    LOCKED BOX, NO LEAKAGE

15.1    In the event of any Leakage from 1 January 2018, 00:00 hours CET, (the “Locked Box Date”) up to and including the Closing Date which does not qualify as Permitted Leakage, the Sellers agree, as a continuing obligation, to pay as joint and several debtors to the Purchasers, or at Purchasers' election to the respective Group Company, an amount in cash equal to the amount of any Leakage (plus, or minus the amount of any taxes or other duties payable, or saved by a Group Company as a consequence of such Leakage), or to procure that such payment is made.

For the avoidance of doubt, any further damage claims in addition to the previous sentence of any of Purchasers in relation to Leakage are excluded.

15.2    Any demand for payment under this clause 15 must be made within eighteen (18) months after the Closing Date.

15.3    “Leakage” means any of the following actions performed, or the agreement to perform any of the following actions, by any Group Company for the benefit of the Sellers’ Group:

15.3.1    any distribution, dividend or return of capital (whether by reduction of capital or redemption or purchase of shares) to the Sellers' Group;

15.3.2    any payments in respect of any measure regarding the share capital or any securities of the Group Company to the Sellers' Group;

15.3.3    any payments based on intra-group agreements other than in accordance with the provisions of the intra-group agreements between the Group Companies and the Sellers’ Group (i) existing on the Locked Box Date or (ii) entered into or amended after the Locked Box Date on arm’s length terms or (iii) entered into or amended between the Signing Date and the Closing Date in accordance with the terms of this Agreement;

15.3.4    any payments by L’Orange (for the avoidance of doubt, other than pursuant to clause 15.3.3 above) under the Cash Pooling, or any other payments by any of the Group Companies of a substantially similar nature and effect to the Cash Pooling, in each case to the extent they do not (i) reduce the debt balance under the Cash Pooling towards the cash pool leader or otherwise reduce the balance under the Intra Group Loans, or (ii) extinguish a bona-fide financial obligation of any of the Group Companies in the ordinary course of business or are otherwise made for or as arms’ length consideration;

15.3.5    any transfer of assets to the Sellers’ Group;

15.3.6    any waiver of debts owed to it by the Sellers’ Group;

15.3.7    any assumption or incurring of any liability on behalf of the Sellers’ Group;

15.3.8    any payment of fees or costs for the transactions set forth in this Agreement; or

15.3.9    any payment of bonus or other payments to employees, management or third parties which is triggered by, or the amount of which depends on, the transactions contemplated by this Agreement, including the bonuses set forth in Exhibit 15.3.9.

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15.4    “Permitted Leakage” means any of, or any agreement to do any of, the following:

15.4.1    any item constituting Leakage to the extent that both (i) provision, reserve or allowance for such item has been taken into account (berücksichtigt) in the Locked Box Accounts and (ii) such item resulted in reduction of the Consideration in accordance with Exhibit 3.1.3;

15.4.2    the distribution of L’Orange’s profit for the business year ending 2017 as determined in accordance with German GAAP in the amount of EUR 21,258,729.78 (twenty one million two hundred fifty eight thousand seven hundred twenty nine euros and seventy eight eurocents) to MTU Friedrichshafen in accordance with the DPLTA (“L’Orange Profit Distribution”);

15.4.3    any payment or intra-group charge in connection with the Cash Pooling including its termination and settlement or the Intra Group Loans, but only if and to the extent they reduce the debt balance under the Cash Pooling towards the cash pool leader or are a (partial) repayment of the Intra Group Loans;

15.4.4    any payment made in the ordinary course of business, including for the avoidance of doubt:

15.4.4.1    any payment by way of recharge for costs (including any VAT) routinely recharged by a Sellers’ Group Company on a consistent basis with past practice;

15.4.4.2    any payment of management fees charged by a Sellers’ Group Company in accordance with past practice;

15.4.4.3    any payment by way of recharge for seconded staff;

15.4.4.4    any payment for goods and/or services supplied in the ordinary course of business;

15.4.5    any repayment of any indebtedness owed to the Sellers’ Group, and payment of interest accruing on it at rates consistent with prior practice;

15.4.6    anything contemplated by, or required to implement, this Agreement; and

15.4.7    anything undertaken at the written request, or with the prior written consent, of any of the Purchasers.

16.    TAXES

16.1    Tax Indemnity

16.1.1    MTU Friedrichshafen agrees to indemnify the Purchaser from and against any Taxes imposed on L’Orange and the L’Orange Subsidiaries relating to Tax assessment periods ending before the Locked Box Date (the “Pre-Locked Box Date Period” and the “Indemnifiable Taxes”).

16.1.2    The indemnification claim of the Purchaser pursuant to Section 16.1.1 shall be excluded if and to the extent that the Indemnifiable Taxes

16.1.2.1    have been paid until the Locked Box Date; or

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16.1.2.2    refer to amounts that both (i) have been specifically taken into account (berücksichtigt) in the Locked Box Accounts as Tax provisions or Tax payables and (ii) resulted in a reduction of the Consideration in Exhibit 3.1.3; or

16.1.2.3    are actually recovered or recoverable by the Purchaser or a Group Company in accordance with clause 14.1.3(i) or 14.1.3(ii); or

16.1.2.4    are directly or indirectly caused or triggered by (i) any change in the accounting and taxation principles or practices of the Group Companies after Closing; or (ii) any transaction, action, omission, declaration or other measure initiated or executed by the Purchaser, any person affiliated with the Purchaser, or – after the Closing – by one of the Group Companies or any future direct or indirect shareholder or partner of any Group Company (including, but not limited to, the change in the exercise of any Tax election right, the change in transfer pricing, the amendment of any Tax Return, the termination of any profit and loss absorption agreement or Tax consolidation scheme (other than between any of the Sellers on the one side and the Group Companies on the other side), the approval or implementation of any reorganizational measure or the sale of any asset), in each case unless required under mandatory law (including, for the avoidance of doubt, applicable generally accepted accounting principles) or done with the consent of the Sellers; or

16.1.2.5    correspond to or can be offset against Tax reductions (Steuerminderung) or Tax refunds, in each case arising out of or relating to circumstances triggering the Tax indemnification claim pursuant to clause 16.1.1, including but not limited to reciprocal effects (Wechselwirkung) resulting e.g. from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung) or from a transfer of items relevant for Taxes (e.g. turn-over, income, expenses, VAT payable corresponding to an input VAT refunded etc.) into another Tax assessment period or a transfer of Tax items from one entity to another entity, and occurring on or after the Locked Box Date at the tier of the Group Companies, the Purchaser, or an entity affiliated with the Purchaser (altogether “Tax Benefit”). Thereby it is understood that such Tax Benefit shall be equal to the net present value of the Tax Benefit whereby the net present value shall be determined on the basis of the statutory Tax rate applicable in the respective jurisdiction at the Locked Box Date and a discount factor of three per cent (3%) p.a.; or

16.1.2.6    subject to clause 7 and clause 16.8 which respectively shall take precedence, result from the signing of this Agreement or the consummation of the transactions contemplated in the Agreement; or

16.1.2.7    would not have occurred but for any (i) Tax Law not in force at the date of this Agreement or (ii) change of Tax Law after the date of this Agreement.

16.1.3    MTU America will report the taxable income, gain, loss and deduction of Fluid Mechanics for all Tax periods through the Closing Date (including) on its U.S. federal and state income Tax Returns. MTU America will be responsible for and

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indemnify the Purchaser's Guarantor from and against any unpaid Taxes of Fluid Mechanics attributable to a Tax period ending prior to the Locked Box Date to the extent such Taxes exceed the amounts that both (i) have been specifically taken into account (berücksichtigt) in the Locked Box Accounts as Tax provisions or Tax payables and (ii) resulted in a reduction of the Consideration in Exhibit 3.1.3, and for the avoidance of doubt from and against any capital gains or ordinary income Taxes arising from the sale of Fluid Mechanics.

16.1.4    In the case of a Tax period that begins prior to the Locked Box Date and ends on or after the Locked Box Date (“Straddle Period”), MTU America shall be allocated and shall bear all Taxes attributable to the portion of such Straddle Period ending on the day immediately prior to the Locked Box Date to the extent such Taxes exceed the amounts that both (i) have been specifically taken into account (berücksichtigt) in the Locked Box Accounts as Tax provisions or Tax payables and (ii) resulted in a reduction of the Consideration in Exhibit 3.1.3. The Purchaser's Guarantor shall be allocated and bear all Taxes attributable to the portion of any Straddle Period beginning on the Locked Box Date; and the Purchaser's Guarantor shall be allocated and bear all Taxes attributable to the portion of any Straddle Period ending on the day immediately prior to the Locked Box Date to the extent such Taxes both (i) have been specifically taken into account (berücksichtigt) in the Locked Box Accounts as Tax provisions or Tax payables and (ii) resulted in a reduction of the Consideration in Exhibit 3.1.3. For purposes of this clause 16.1.4, all (i) ad valorem, real property, personal property and similar Taxes imposed on a periodic basis pertaining to a Straddle Period shall be apportioned on a pro rata basis between MTU America and the Sellers on the one hand, and the Purchaser's Guarantor, on the other hand, based on the number of days of such Straddle Period, and (ii) Taxes not included in (i) that are pertaining to a Straddle Period shall be apportioned based on a closing of the books method as of the day immediately prior to the Locked Box Date. Subject to the Purchaser's Guarantor's indemnification rights herein, the Purchaser's Guarantor shall be responsible for payment to the applicable Tax Authority of all Straddle Period Taxes attributable to Fluid Mechanics that become due and payable after the Closing Date. For the avoidance of doubt, MTU America or its Affiliates shall bear any and all income or similar Taxes of MTU America or any of its Affiliates attributable to the disposition of Fluid Mechanics, including, but not limited to, capital gains or ordinary income Taxes arising from the sale of Fluid Mechanics.

16.1.5    Any indemnification payment to be made by a Seller pursuant to this clause 16.1 is due twenty (20) Business Days after the respective Seller has been notified in writing by the respective of the Purchasers about the payment obligation and the corresponding payment date and has received a copy of the underlying Tax assessment or payment order or similar measure of the competent Tax Authorities, but not later than five (5) Business Days prior to the date at which the Tax to be indemnified is due and payable to the Tax Authority. On request of the Sellers the respective of the Purchasers shall, at Sellers’ cost, procure that the respective Group Company undertakes best efforts to achieve a deferred payment date, in particular but not limited to the application for a suspension of enforcement of Tax payment obligation (Aussetzung der Vollziehung) or equivalent application in foreign jurisdiction; clause 16.5 shall apply. The Purchasers shall not be obliged to grant any security to the Tax Authorities in order to receive a suspension of execution; if required by the Tax Authority for the granting of a suspension of execution, however, the respective Seller shall be

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entitled at its discretion to provide at its own cost and expense such security to the respective Tax Authority. If the Tax for which an indemnification payment has been made is subsequently reduced, the difference between the higher indemnification payment and the lower Tax amount shall be reimbursed by the respective of the Purchasers to the respective of the Sellers, including all interests paid thereon by the respective Tax Authority. Clause 16.2.2 and clause 16.2.3 shall apply mutatis mutandis to the existence of over-indemnification and the reimbursement obligation of the respective of the Purchasers.

16.1.6    The Sellers agree to pay to the Purchasers an amount equal to the portion of any Tax receivable that (i) turns out not to be, or not to be fully collectible, (ii) has been specifically taken into account (berücksichtigt) in the Locked Box Accounts as Tax receivable and (iii) resulted in an increase of the Consideration in Exhibit 3.1.3. If and to the extent a payment pursuant to sentence 1 has been made by the Sellers to the Purchasers and, at a later point in time, the underlying Tax receivable which is collected is higher, such increased amount shall be reimbursed by the respective of the Purchasers to the Sellers together with any interest actually assessed. Clause 16.1.5 shall apply mutatis mutandis.

16.2    Tax Refund; Overstated Tax Provisions; Tax Asset

16.2.1    The Purchasers shall pay to the respective Seller

16.2.1.1    any Tax refund (to the extent not already taken into account as a Tax Benefit pursuant to clause 16.1.2.5) for the benefit of a Group Company relating to a Pre-Locked Box Date Period received by the respective of the Purchasers or one of the Group Companies on or after the Locked Box Date (by receipt of cash payments, credit, set-off, deduction or otherwise and net of any corresponding future Tax burden of the Group Companies; in calculating such future Tax burden clause 16.1.2.5, sentence 2 shall apply mutatis mutandis), unless such Tax refund both (i) has been specifically taken into account as a Tax receivable in the Locked Box Accounts and (ii) resulted in an increase of the Consideration as reflected in Exhibit 3.1.3 (the “Tax Refund”); and

16.2.1.2    an amount equal to any Tax that (i) turns out not to be, or not to be fully payable, (ii) has been specifically taken into account (berücksichtigt) in the Locked Box Accounts as Tax provision or Tax payable and (iii) resulted in a reduction of the Consideration in Exhibit 3.1.3; and

16.2.1.3    to the extent not already taken into account as a Tax Benefit pursuant to clause 16.1.2.5, the amount of any Tax Refund, Tax credit, any Tax item (including interest) that can be carried forward or backward as a Tax loss to reduce any Tax (in respect of a Tax item, however, only up to the amount of any reduced Tax) (altogether the “Tax Asset”) caused by reciprocal effects (Wechselwirkungen) resulting e.g. from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung) or the transfer of items relevant for Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) into another calendar year or the transfer of Tax items from one entity to another entity, (i) occurring after the Locked Box Date at the tier of the respective of

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the Purchasers, any company affiliated with the Purchasers, any Group Company or any future direct or indirect shareholder or partner of any Group Company and (ii) corresponding to an increased Tax which due to the existence of a tax group between a Seller and any of the Group Companies is incurred at the tier of a Seller or any Sellers’ Group Company; as to the calculation of such Tax Asset, clause 16.1.2.5 sentence 2 shall apply mutatis mutandis; and

16.2.1.4    an amount equal to any corporate and trade Tax prepayments made by MTU Friedrichshafen or any other Sellers' Group Company relating to L'Orange for the period beginning on the Locked Box Date, if and to the extent any such prepayment results in a Tax refund (by receipt of cash payments, credit, set-off, deduction or otherwise) to the benefit of L'Orange for such period pursuant to an assessment by the competent Tax Authority; and

16.2.1.5    an amount equal to any Net Tax Amortization, Depreciation or Other Step-up in Basis Benefit (as defined below), if and when actually and finally realized (based on a final and binding assessment notice which includes such benefit), it being understood and agreed that the Sellers take the view that no intangible asset(s) are, were or will be granted, assigned, contributed or otherwise transferred for German Tax purposes from MTU Friedrichshafen in connection with the Transaction or any Closing Actions to any Group Company, to any of the Purchasers or to any Affiliate of, or other Person directly or indirectly controlled by, or controlling the Purchasers or either of the Purchasers (the “Sellers’ View”) and that the Purchasers shall, and shall procure that each of their Affiliates and each Group Company and each other Person directly or indirectly controlled by, or controlling the Purchasers (the “Related Person”) will, with respect to such matters (i) refrain from objecting to the Sellers’ View or obstruct the Sellers’ argumentation to uphold Sellers’ View, unless otherwise agreed to by MTU Friedrichshafen or required by mandatory law, (ii) promptly inform MTU Friedrichshafen about any Tax assessment or other decision or measure of any Tax Authority or court which deviates from the Sellers’ View, (iii) give MTU Friedrichshafen and their counsel, at their request and limited to the specific topic at hand (and at MTU Friedrichshafen’s sole cost and expense), the possibility (x) to directly argue the Sellers’ View and to challenge and litigate any Tax assessment or other decision or measure of any Tax Authority or court which deviates from the Sellers’ View, and (y) to directly take any measure to keep the respective Tax assessments of the concerned Group Companies, Purchasers, Affiliates or Related Persons of Purchasers procedurally open, respectively in the name and on behalf of the concerned Group Companies, Purchasers, Affiliates or Related Persons of Purchasers, and (iv) use best efforts, upon MTU Friedrichshafen's written request with evidence of an actually - and, only if and to the extent sec. 32a Corporate Income Tax Act (Körperschaftsteuergesetz – KStG) applies, also finally - taxed intangible asset transfer and at MTU Friedrichshafen's sole cost, to take the necessary measures with regard to post Locked Box Date Tax Returns to realize a Tax amortization, depreciation or other step-up in basis benefit with

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respect to such intangible asset. The “Net Tax Amortization, Depreciation or Other Step-up in Basis Benefit” shall mean the net of (a) any Tax benefit(s) actually and finally realized (based on a final and binding assessment notice which includes such benefit(s)), by any Group Company, by Purchasers, by any Affiliates or Related Persons of Purchasers, at any time on or after the Locked Box Date,  that (i) arise from an amortization or depreciation of any intangible asset(s), which at any time on or after the Locked Box Date and notwithstanding the Sellers’ View, (x) are deemed to be granted, assigned, contributed or otherwise transferred for German Tax purposes from MTU Friedrichshafen in connection with the Transaction or any Closing Actions to any Group Company, any of the Purchasers, Affiliates or Related Persons of Purchasers, or (y) are deemed to be, based on an initial transfer pursuant to (x) immediately above (and including, for the avoidance of doubt, any subsequent transfer pursuant to this (y)), further assigned, contributed or otherwise (legally or economically) transferred for German Tax purposes by any of the Group Companies, Purchasers, Affiliates or Related Persons of Purchasers to any other Person which is a Group Company, any of the Purchasers, Affiliates or Related Persons of Purchasers, or that (ii) arise, in consequence of a prior step-up in basis, from a reduced taxable profit (or an increased tax loss, taking into account the last sentence of this clause 16.2.1.5) of (x) the transferor (for German tax purposes) as a result of and upon any further assignment, contribution or other (legal or economic) transfer of any such intangible asset(s) for German Tax purposes from the concerned Group Companies, Purchasers, Affiliates or Related Persons of Purchasers to any other Person, or (y) the (legal or economic) owner of any such intangible asset(s) upon any other income recognition measure for German Tax purposes (e.g. upon any cross-border transfer of any such intangible asset(s) to a foreign permanent establishment of such owner) (it being understood, however, and for the avoidance of doubt, that there shall with respect to all the aforementioned scenarios be no double-counting for the benefit of the Sellers), less (b) the amount(s) of all reductions of Tax benefits to, or increases of Tax expenses for, any of the Purchasers, the Group Companies and/or their respective Affiliates, to the extent related to or caused by the Tax benefit described in (a) above. If the Tax benefit described in (a) above results in a Tax loss which is carried forward, the Purchasers are unilaterally entitled to postpone the payment obligation under this clause 16.2.1.5 accordingly up until a taxable profit is generated against which such Tax loss carried forward can be offset (on a "first in first out basis" if, as the case may be, any further Tax losses exist).

If and to the extent a payment pursuant to clause 16.2.1.2 has been made by any of the Purchasers to the Sellers and, at a later point in time, the underlying Tax is increased, such increased amount shall be reimbursed by the respective Seller to Purchasers together with any interest actually assessed. Clause 16.1.5 shall apply mutatis mutandis. If and to the extent a payment pursuant to clause 16.2.1.5 has been made by any of the Purchasers to the respective Seller and, at a later point in time, the Net Tax Amortization, Depreciation or Other Step-up in Basis Benefit is increased (e.g. by virtue of a subsequent decrease of Tax expenses

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within the meaning of (b) of clause 16.2.1.5 above), such increased amount shall be payable by the Purchasers to the respective Seller. Any Tax Refund and any Net Tax Amortization, Depreciation or Other Step-up in Basis Benefit payable pursuant to the provisions hereof shall be reduced by all reasonable out of pocket costs incurred by any of the Purchasers or any Group Company after Closing to obtain said refund or to prepare the schedule within the meaning of clause 16.2.2 and by any Taxes imposed with respect to the receipt of such refund.

16.2.2    The Purchasers shall notify the Sellers without undue delay in writing of the receipt of any Tax Refund, of the fact that the circumstances would allow a reasonable business person to conclude that a Tax is not or no longer payable within the meaning of clause 16.2.1.2 above, of any Tax refund within the meaning of clause 16.2.1.4, of any final and binding assessment notice which includes any Tax benefit as described in (a) of clause 16.2.1.5 above, and of any subsequent increase of a Net Tax Amortization, Depreciation or Other Step-up in Basis Benefit pursuant to clause 16.2.1 above. Notwithstanding the foregoing, and only if any Tax assessment or other decision or measure of any Tax Authority or court has deviated from the Sellers' View, the Purchasers shall provide MTU Friedrichshafen on an annual basis with a schedule setting forth (i) the amounts of (x) any Tax benefit(s) described in (a) of clause 16.2.1.5 above, (y) any reduction of Tax benefit(s) or any increase of Tax expenses described in (b) of clause 16.2.1.5 above and (z) any subsequent increase of a Net Tax Amortization, Depreciation or Other Step-up in Basis Benefit pursuant to clause 16.2.1 above, (ii) the respective tax assessment status in relation to any of the amounts under (i) above, and (iii) any postponement of the payment obligation pursuant to clause 16.2.1.5 above, together with information reasonably necessary to verify the respective amounts, tax assessment status and postponement as aforementioned.

16.2.3    Any amount payable to the Sellers pursuant to this clause 16.2 shall be due and payable when (i) the Tax Refund has been refunded (by receipt of cash payments, credit, set-off, deduction or otherwise) to the Group Companies (with regard to clause 16.2.1.1 above), (ii) the circumstances would allow a reasonable business person to conclude that the respective Tax is not or no longer payable (with regard to clause 16.2.1.2 above), (iii) the respective of the Purchasers has received from the respective Seller a notification of the assessment of any Tax giving rise to a payment obligation and a calculation of the Tax Asset, which a Seller claims to be payable under clause 16.2.1.3 (with regard to clause 16.2.1.3 above), (iv) MTU Friedrichshafen has received from Purchaser a notification of the Tax refund (with regard to clause 16.2.1.4), (v) MTU Friedrichshafen has received from the Purchasers a notification of any final and binding assessment notice which includes any Tax amortization, depreciation or other step-up in basis benefit as described in (a) of clause 16.2.1.5 above, or (vi) MTU Friedrichshafen has received from Purchasers a notification of any subsequent increase of a Net Tax Amortization, Depreciation or Other Step-up in Basis Benefit (with regard to clause 16.2.1 above), but in no event shall any such amount (where applicable) be payable to the Sellers earlier than five (5) Business Days before the assessed Taxes become due and payable.

16.3    Reverse Indemnity; VAT-matters

16.3.1    The Purchasers shall indemnify the Sellers and all Sellers’ Group Companies for all Taxes, losses or reductions of a Tax Asset relating to a Pre-Locked Box Date Period, if and to the extent the Sellers' and the Sellers’ Group Companies' Taxes,

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losses or reductions of the Tax Asset are directly or indirectly caused by or result from

16.3.1.1    the breach of a covenant, obligation or other kind of commitment pursuant to this Agreement by the Purchasers or, after the Closing Date, also by the Group Companies; or

16.3.1.2    (i) any change in commercial or Tax accounting methods of the Group Companies after the Closing or (ii) any transaction, action, omission, declaration or other measure initiated or executed by the Purchasers, any company affiliated with the Purchasers, or – after the Closing Date – by one of the Group Companies or any future direct or indirect shareholder or partner of any Group Company (including, but not limited to, the change in the exercise of any Tax election right, the change in transfer pricing, the amendment of any Tax Return, the termination of any profit and loss absorption agreement or Tax consolidation scheme (other than between any of the Sellers on the one side and the Group Companies on the other side), the approval or implementation of any reorganizational measure or the sale of any asset), in each case to the extent such measures pertain to Pre-Locked Box Date Periods or have retroactive effect pursuant to statutory provisions (e.g. as a consequence of a retroactive transformation pursuant to the German Transformation Tax Act) and unless required under mandatory law (including, for the avoidance of doubt, applicable generally accepted accounting principles) or done with the consent of the Sellers.

Any such claim of the Sellers and the Sellers’ Group Companies shall be reduced by a corresponding Tax Asset for the benefit of the respective Seller or Sellers’ Group Company resulting from an event pursuant to clause 16.3.1.1 and 16.3.1.2 of this clause 16.3.1; clause 16.1.2.5, sentence 2 shall apply mutatis mutandis.

If and to the extent, a Sellers’ or a Sellers' Group Company's Tax items that could be deducted, carried forward or backward as losses (including interest) relating to a Pre-Locked Box Date Period are lost or reduced (other than as a result of this transaction), the Purchasers will indemnify the Sellers or the Sellers' Group Companies only if and to the extent such Tax items could have been utilized by the Sellers or the Sellers' Group Companies. To substantiate that such utilization by the Sellers or the Sellers’ Group Companies would have been possible, it is sufficient (but also required) that the respective Seller or the respective Sellers' Group Company earns a taxable profit (before set off with existing losses or interest carried forward which were incurred after the Locked Box Date) and evidences such taxable profit to the Purchasers (e.g. through the submission of corresponding Tax Returns; provided, however, in no event will Tax Returns for MTU America be required to be submitted to the Purchaser's Guarantor). For the avoidance of doubt, it is in that respect irrelevant if the taxable profit leads to an effective Tax payment at the level of the Sellers or the Sellers' Group Companies if such taxable profit is (or could be) set off against post Locked Box Date losses. The Purchasers will, already upon the loss or reduction of Tax items which could be deducted, carried forward or backward as losses (including interest) pursuant to clause 16.3.1, sentence 1, certify to the respective Seller or Sellers’ Group Company in writing that the indemnification will be satisfied provided that the

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conditions under clause 16.3.1, sentence 3 are met and evidenced in accordance with clause 16.3.1, sentence 4.

16.3.2    With respect to the taxable income attributable to the net operating income of Fluid Mechanics for the period from the Locked Box Date (including) through the Closing Date (including), the Purchaser's Guarantor shall pay to MTU America an amount equal to the product of (i) the net income attributable to Fluid Mechanics for this period computed on the basis that Fluid Mechanics was a separate taxpayer for U.S. federal and state income tax purposes for this period and assuming a closing of the books method of accounting as of the Closing Date, multiplied by (ii) a combined effective Tax rate of twenty four per cent (24%); provided, however, none of the Purchasers shall be responsible for any such Taxes (and shall have no obligation to indemnify MTU America) to the extent such Taxes (i) have been specifically taken into account in the Locked Box Accounts as a Tax receivable and resulted in an increase of the Consideration as reflected in Exhibit 3.1.3, or (ii) have been paid as Permitted Leakage. Within sixty (60) days after the Closing Date, MTU America shall provide the Purchaser's Guarantor with a schedule setting forth the Tax liability contemplated by this clause 16.3.2 with respect to Fluid Mechanics together with supporting work papers prepared on a pro forma basis and any other information reasonably necessary to verify such Tax liability (“Tax Schedule”) and pay such Tax amount. For the avoidance of doubt, the Tax Schedule shall not include any income or similar Tax liability of MTU America or any of its Affiliates attributable to, or arising from, the disposition of Fluid Mechanics, including, but not limited to, capital gains or ordinary income Taxes, arising from the sale of Fluid Mechanics. Any payments pursuant to this clause 16.3.2 shall be treated as a purchase price adjustment for U.S. federal income tax purposes.

16.3.3    The indemnification or payment under clause 16.3.1 or clause 16.3.2 becomes due and payable twenty (20) Business Days after the respective of the Purchasers has been notified in writing by one of the Sellers about the indemnification or payment obligation and, if applicable, has received a copy of the underlying Tax assessment, but (where applicable) not later than five (5) Business Days prior to the date at which the Tax to be indemnified is due and payable to the Tax Authority. Clause 16.1.5 sentence 2 through 5 shall apply mutatis mutandis.

16.3.4    Except as set forth in clauses 16.1.3 and 25.2, the Sellers are not liable for any Tax imposed on any Group Company in connection with the signing or execution of the Agreement and the consummation of the transactions contemplated in the Agreement, a change of control or cancellation of fiscal unity (other than between any of the Sellers on the one side and the Group Companies on the other side) that occurred in connection with the transactions contemplated in the Agreement. The Purchasers shall not, and shall procure that none of the affiliates of Purchasers (including none of the Group Companies) will, raise any claim against the Sellers or Sellers’ Group Companies in respect of Taxes resulting from the signing or execution of the Agreement and the consummation of the transactions contemplated in the Agreement or such change of control or cancellation of fiscal unity (other than between any of the Sellers on the one side and the Group Companies on the other side). The Purchasers shall indemnify and hold harmless the Sellers and the Sellers’ Group Companies from all claims raised by any affiliates of Purchasers (including any Group Company) with respect to the signing or execution of the Agreement and the consummation of the transactions contemplated in the Agreement, a change of control or cancellation of fiscal unity

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(other than between any of the Sellers on the one side and the Group Companies on the other side).

16.3.5    With respect to the VAT group (umsatzsteuerliche Organschaft) between MTU Friedrichshafen (or any other Sellers' Group Company) on the one side and L'Orange on the other side, the Purchaser shall be fully responsible (verschuldensunabhängige Einstandspflicht) that MTU Friedrichshafen will be promptly forwarded the invoices received by L’Orange for any deliveries and services provided, but not yet invoiced, to L’Orange prior to the Closing. The Parties will treat deliveries made or received and services performed or received by L’Orange for purposes of an allocation of VAT payments and VAT reimbursements as if the VAT group had ceased to exist between MTU Friedrichshafen (or any other Sellers' Group Company) and L'Orange as of the Locked Box Date. For that purpose the Parties agree as follows: The Purchaser is liable that L'Orange will reimburse to MTU Friedrichshafen (or any other Sellers' Group Company) payable VAT in respect of deliveries made and services performed by L'Orange during the relevant period as of (and including) the Locked Box Date until (and including) the Closing. Any VAT payment in accordance with the preceding sentence can be claimed back by the Purchaser from MTU Friedrichshafen in case of and up to the amount of a VAT correction in favour of MTU Friedrichshafen (or any other Sellers' Group Company) that relates to any such transaction undertaken by L'Orange. MTU Friedrichshafen will repay to L'Orange VAT reimbursements in respect of deliveries and services received by L'Orange during the relevant period as of (and including) the Locked Box Date until (and including) the Closing. The Purchaser shall provide and can be held liable that L'Orange pays back to MTU Friedrichshafen (or any other Sellers' Group Company) any received VAT reimbursement in case of a correction of such VAT reimbursement in respect of any such deliveries and services received by L'Orange. The preceding sentences 3 et seq. shall only apply if and to the extent that the relevant VAT or VAT reimbursements have not yet been cleared by MTU Friedrichshafen (or any other Sellers' Group Company) or L'Orange due to statutory provisions, or pursuant to an implemented VAT allocation scheme or otherwise. The Purchaser shall notify MTU Friedrichshafen without undue delay of any matter relevant in connection with this clause 16.3.5. The Purchaser shall, and is fully responsible that the respective Group Companies shall, cooperate to provide information and documents reasonably necessary for MTU Friedrichshafen (or any other Sellers' Group Company) to file their own VAT returns under the VAT group and to make or ask for any VAT related corrections of invoices issued by or to L'Orange. MTU Friedrichshafen shall, and is fully responsible that the respective Sellers' Group Company shall, cooperate to provide information and documents reasonably necessary for L'Orange to file their own VAT returns after the termination of the VAT group and to make or ask for any VAT related corrections of invoices issued by or to L'Orange. This clause 16.3.5 shall apply accordingly in case the VAT group terminates with effect prior to the Closing with respect to such earlier date. MTU Friedrichshafen and Purchaser agree to, and procure that L'Orange and any other Sellers' Group Company will reasonably work in a mutually beneficial manner, including for example communicating with suppliers and customers, to minimize negative effects for individual VAT group members arising from VAT audits for all periods for which the VAT group existed. If, for example, a Sellers' Group Company shall pay additional VAT due to a VAT audit relating to a supply made by L'Orange and L'Orange has been able to collect a corresponding amount from

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its customer, Purchaser will procure that L'Orange forwards such amount to the parent of the VAT group.

16.4    Tax Returns; Tax Assessments

16.4.1    MTU Friedrichshafen shall at its own cost be fully responsible for (i) the preparation and filing of all Tax Returns which are to be filed by MTU Friedrichshafen, (ii) only in relation to L'Orange the preparation of all Tax Returns to support the timely filing to be made by L'Orange for the Pre-Locked Box Date Period and (iii) only in relation to the L'Orange Subsidiaries the preparation of all Tax Returns which are due to be filed on or before the Closing Date. MTU America only in relation to Fluid Mechanics shall, at its own cost (a) include Fluid Mechanics on applicable U.S. federal income and state Tax Returns for Tax periods which end prior to or include the Closing Date and (b) file all Tax Returns (other than those described in (a)) which are required to be filed for a Tax period that ends on or prior to the Closing Date.

16.4.2    The Purchasers shall be fully responsible for the Group Companies to timely file all Tax Returns due to be filed by the Group Companies after Closing, but with regard to Fluid Mechanics only with respect to Tax periods which end after the Closing Date.

16.4.3    The Tax Returns that include a Tax period or any portion thereof that ends on or prior to the Closing (including, for the avoidance of doubt, relating to the Pre-Locked Box Date Period) shall be consistent with the policies, procedures, practices and election rights adopted in the financial statements of the relevant Tax period as well as the Tax Returns for previous Tax periods of the Group Companies submitting such Tax Return, but only to the extent that the adopted policies, procedures, practices and election rights are in compliance with applicable generally accepted accounting principles and mandatory law. Any such Tax Return within the meaning of this clause 16.4.3 that is to be filed on an annual basis and relating to a period beginning before the Locked Box Date shall be subject to the review and prior written consent of the Sellers, if not anyhow already prepared by Sellers and filed on such basis. The Purchasers shall provide copies of any such Tax Return to the Sellers no later than thirty (30) Business Days prior to the relevant due date of such Tax Return. The Sellers shall return their comments to the Purchasers or the respective Group Companies within fifteen (15) Business Days following the receipt (Zugang) of the Tax Return at the latest. The Sellers shall be deemed to have given their consent to any Tax Return sent to them for their review if they do not provide any comment to the Purchasers or the respective Group Companies within fifteen (15) Business Days following the receipt (Zugang) of the Tax Return. If the Sellers and the Purchasers fail to reach an agreement on the contents of the Tax Returns, the Tax Returns shall be filed according to the instructions of the Sellers taking into account the legitimate interests of the Purchasers (which, for the avoidance of doubt, can in no event prevail the legitimate interests of the Sellers), except if and to the extent that these instructions do not comply with mandatory law.

16.4.4    Tax Returns prepared and filed before Closing or in accordance with clause 16.4, but with respect to Tax Returns for which the Purchasers are responsible pursuant to clause 16.4.2 only as they relate to a period beginning before the Locked Box Date, shall not be amended or changed by the Purchasers or one of the Group Companies without the prior written consent of the respective Seller which shall

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not be unreasonably withheld, except if the amendment or change is required by mandatory law.

16.4.5    Following the Closing Date, the respective of the Purchasers shall provide complete copies of any Tax assessments (Steuerbescheide) relating to Pre-Locked Box Date Periods to the Sellers without undue delay.

16.5    Tax Proceedings

16.5.1    Following the Closing Date, the respective of the Purchasers shall without undue delay notify the respective Sellers of any announcement or commencement of any Tax audit or administrative or judicial proceeding that is announced or commenced for a Group Company and that relates to a Pre-Locked Box Date Period or to Indemnifiable Taxes (the “Tax Proceedings”). Such notice shall be in writing and shall contain factual information sufficiently describing the object of the Tax Proceeding or the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such Tax Proceeding or asserted Tax liability.

16.5.2    MTU America shall control all Tax Proceedings of MTU America, including Fluid Mechanics, which relate to Tax Returns of MTU America for which Fluid Mechanics was included on a Tax Return filed by MTU America. Purchasers shall control any Tax Proceeding related to a Straddle Period Tax Return; provided, (i) the Sellers shall be provided the opportunity to fully participate from the beginning of such Tax Proceeding at the respective Seller’s own cost to the extent the item in dispute is related to a Pre-Locked Box Date Period or Indemnifiable Taxes, and (ii) the Purchasers shall not settle or compromise any such Tax Proceeding relating to an item in dispute for a Pre-Locked Box Date Period or Indemnifiable Taxes without first obtaining the prior written approval of Sellers (or the relevant Seller, as the case may be), such approval not to be unreasonable withheld, conditioned, or delayed.

16.5.3    Other than as set forth in clause 16.5.2, the Purchasers shall, and shall be fully responsible that the respective Group Company does, (i) give the respective Seller the opportunity to fully participate from the beginning on at the respective Seller’s own cost in all Tax Proceedings, (ii) upon the respective Seller’s request and at the respective Seller’s cost, challenge and litigate any Tax assessment or other decision of any Taxing Authority or Tax court if and to the extent it is related to a Pre-Locked Box Date Period or Indemnifiable Taxes and (iii) comply with any instructions given by the respective Seller in relation to the conduct of the Tax Proceedings referred in (i) and (ii) above taking into account legitimate interests of any of the Purchasers (which, for the avoidance of doubt, can in no event prevail the legitimate interests of Sellers). If the Sellers elect by a written request to lead Tax Proceedings (including but not limited to the objection of Tax assessment and appeals against court decisions) on their own or through counsel of their choice and at their expense, then the respective of the Purchasers shall promptly authorize, and shall cause the respective Group Companies to authorize, (by power-of-attorney and such other documentation as may be necessary or appropriate) the designated representative of the Sellers to represent the respective of the Purchasers and the respective Group Companies in the Tax Proceedings, while, for the avoidance of doubt, the respective of the Purchasers keeps its participation rights under statutory law and shall be informed and heard about any envisaged settlement measure, but the Sellers take the final decision

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(taking into account the legitimate interests of each of the Purchasers which however can in no event prevail the legitimate interests of the Sellers). In any case the Purchasers shall be fully responsible that after the Closing Date (i) no document or information related to the Pre-Locked Box Date Period, to Indemnifiable Taxes or to a Tax Proceeding is submitted to any Tax Authority without the prior written consent of the Sellers, which shall not be unreasonably withheld and deemed to be given at least two (2) Business Days prior to the due date of such submission if the submission of a specific document or information is required by mandatory law and the respective Seller has been notified in writing by the respective of the Purchasers or the respective Group Company about this submission requirement ten (10) Business Days prior to the submission date, unless an immediate submission is required by Tax Law. The Purchasers shall be responsible that after the Closing Date no Tax Proceeding is settled without the prior written consent of the Sellers, such consent not to be unreasonably withheld.

16.5.4    The Purchasers and the Sellers shall fully cooperate, and the Purchasers shall cause the respective Group Company and their representatives to fully cooperate, at their own expense, with the Sellers with respect to all Tax Proceedings. The Purchasers shall in particular be fully responsible that the Sellers obtain any documents or information relating to a Tax Proceeding which is or could be necessary for the Sellers to avoid or mitigate any liability under this clause 16, protect a legal position under this clause 16 or to protect a Tax Refund under clause 16.2 above. Sellers shall bear the cost and fees of their own advisors, any court fees and interest payments resulting from unsuccessful remedies or proceedings resulting from a Sellers' participation, request or instruction pursuant to clause 16.5.2 above. The Purchasers shall procure that upon written request and reasonable advance notice, the respective Seller shall in relation to a Tax Proceeding also be granted the possibility to examine such documentation at the business premises of the relevant Group Company, to question key employees and permit to copy and photograph such documents and records, in each case to be coordinated through the respective Group Company’s management. The Purchasers shall, and shall be fully responsible that the relevant Group Companies shall, store all records, documents and information relating to Tax Proceedings until the expiration of any applicable statute of limitations. Necessary outside counsel costs incurred by each of the Purchasers shall be borne by Sellers, if and to the extent such outside counsel has been involved on a Seller’s request.

16.5.5    The Sellers and the Purchasers shall (and the Purchasers shall cause the respective Group Company and their representatives to) fully cooperate and take any action or measure to preserve, and refrain from any actions or measures which may jeopardize, the recognition of any Tax groups between any Sellers' Group Company and L'Orange (including the income tax group created by virtue of the DPLTA).

16.6    Limitations; Miscellaneous

16.6.1    Any claims of the Purchasers, the Sellers and the Sellers’ Group Companies under this clause 16, clause 3.4 and clause 7.3 shall become time-barred upon the expiration of a period of six months after the final and binding (formell und materiell bestandskräftige) assessment of the respective Tax. Notwithstanding the foregoing, the Sellers’ or Sellers' Group Companies' respective claims or rights

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under clause 16.2 and clause 16.3 shall, however, not become time-barred before the lapse of six months after the respective due date pursuant to clause 16.2.3 or clause 16.3.3 has occurred. Any claim under this clause 16 must be notified to the other Party prior to the expiration of the applicable time limitation. Such notification suspends (hemmt) within the meaning of sec. 209 BGB such time limitation with respect to the specific claim so notified, provided that the respective notifying Party commences arbitration proceedings within six months after the expiry of the relevant time limitation. Sec. 203 BGB shall not apply, unless the Sellers and the Purchasers agree in writing that the time limitation is suspended on the basis of pending settlement negotiations.

16.6.2    If the respective of the Purchasers breaches its respective covenants, obligations or commitments pursuant to clause 16.4.3, sentences 3 to 5 or clause 16.5 and the Sellers are materially prejudiced by such breach, Sellers shall not be obliged to indemnify the Purchasers anymore from Taxes (or parts thereof) which are affected by such breach, unless the Purchasers can evidence that the respective Taxes (or parts thereof) would also have been incurred had the Purchasers satisfied the relevant covenant, obligation or commitment. If the Purchasers breach their covenants or obligations under clauses 16.4.2 and 16.4.3 sentences 1 to 2, or a breach pursuant to sentence 1 of this clause 16.6.2 does not materially prejudice the Sellers, the Sellers shall not be obliged to indemnify from Taxes (or parts thereof) if and to the extent the Sellers can prove that the corresponding Tax liability would not have been incurred had the Purchasers properly complied with their covenants, obligations or commitment.

16.6.3    As it relates to the Sellers’ Group Companies, clause 16.3 constitutes a contract for the benefit of a third party within the meaning of sec. 328 para. 1 BGB (Vertrag zugunsten Dritter) respectively.

16.6.4    Within the meaning of this clause 16, the terms Sellers, MTU Friedrichshafen, MTU America, Sellers’ Group Companies, Purchasers, Purchaser Group, Group Companies, L'Orange, L'Orange Subsidiaries, Fluid Mechanics and direct or indirect shareholders, members or partners shall also embrace any of their legal successors.

16.6.5    In case of any conflict or overlap between this clause 16 and clause 13.17 in conjunction with clause 14, this clause 16 shall prevail. For the avoidance of doubt, the Purchasers shall recover with respect to a particular claim only once and without duplication.

16.6.6    Any payments pursuant to this clause 16 by the Sellers to any of the Purchasers shall for Tax purposes be deemed to be a subsequent reduction of the Total Share Purchase Price. Any payments pursuant to this clause 16 by any of the Purchasers to the Sellers shall for Tax purposes be deemed to be a subsequent increase of the Total Share Purchase Price.

16.6.7    Each Party may request a confirmation to be issued by an audit firm to be engaged by the other Party to confirm that the other Party has complied with its information obligations under this clause 16; should the other Party not provide such a confirmation within reasonable time, the requesting Party is entitled to engage an audit firm to perform a review whether or not the other Party has complied with its information obligation.

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16.7    Purchase Price Allocation

16.7.1    The Parties agree that the Fluid Mechanics Purchase Price and any liabilities properly treated as consideration for U.S. federal income Tax purposes (collectively, the “Allocable Amount”) shall be allocated among the purchased assets of Fluid Mechanics for U.S. federal and applicable state income Tax purposes in accordance with Section 1060 of the Code based on the methodology set forth in Exhibit 16.7.1. The initial draft of such allocation shall be prepared by the Purchasers and shall be provided to MTU America no later than one hundred twenty (120) days after the Closing Date. MTU America shall have thirty (30) days after the receipt of the draft allocation to propose in writing any changes to Purchasers’ draft (a “Change Notice”).

16.7.2    The Purchaser's Guarantor and MTU America shall reasonably cooperate to promptly resolve any disputes with respect to the allocation. In the event that the Parties are unable to resolve a dispute with respect to the allocation within thirty (30) days after the date on which MTU America provides the Change Notice to the Purchaser's Guarantor, the parties shall refer any disputed items to the Independent Accountant. As soon as practicable after the referral of any such matters to the Independent Accountant (but in any event, not later than sixty (60) days after such referral), the Independent Accountant will make a final determination as to each of the matters that are in dispute. The allocation as agreed upon by the parties or as determined by the Independent Accountant shall become final and binding (such allocation, the “Allocation Schedule”) and in the event there is an adjustment to the Allocable Amount after the Allocation Schedule has been determined, the Allocation Schedule shall be revised to reflect such adjustments in accordance with this clause 16.7.1. The Allocation Schedule shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form shall be timely filed separately by the Purchaser's Guarantor and MTU America with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Each Party agrees not to take (or allow its Affiliates to take) any position inconsistent with the allocations set forth in the Allocation Schedule, including on any Tax Return; provided, however, neither party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings.

16.8    PRC Withholding Tax

16.8.1    The Purchaser envisages to complete and file a Bulletin 7 Reporting within thirty (30) days of the Signing Date. The Sellers hereby confirm that such Bulletin 7 Reporting does not constitute a breach of clause 22.

16.8.2    The Purchaser encourages MTU Friedrichshafen to participate in such filing and to inform the Purchaser in writing within ten (10) Business Days after the Signing Date of its desire to participate, it being understood, however, that MTU Friedrichshafen has no obligation to participate. If MTU Friedrichshafen chooses to participate in the filing (as a joint filing or providing comments to the Purchaser), the Purchaser and MTU Friedrichshafen agree to cooperate in good faith, but that in case of any deviating views, the Purchaser is entitled to make the final decision on the content and the timing of the Bulletin 7 Reporting.

16.8.3    Regardless whether MTU Friedrichshafen chooses to participate in the filing, the Purchaser shall send a photocopy of the Bulletin 7 Reporting Materials submitted

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to the PRC Tax Authority on the same day of submission and, if any, a receipt issued by the PRC Tax Authority acknowledging the receipt of Bulletin 7 Reporting Materials. After submission of the Bulletin 7 Reporting Materials by the Purchaser, any Party that receives follow-up inquiry or request from the PRC Tax Authority for additional information in connection with the Bulletin 7 Reporting shall inform the other Party within three (3) Business Days after receipt thereof but in no case later than any due date specified by the PRC Tax Authority. The Purchaser shall direct all follow-up inquiry or request from the PRC Tax Authority to MTU Friedrichshafen and MTU Friedrichshafen shall comply in full with and respond promptly to such inquiry or request at its own cost. The Purchaser may decide to participate in, at its own cost, in responding to such inquiry or request. In the event that the Purchaser wants to participate in responding to such inquiry or request, the Purchaser is to inform MTU Friedrichshafen about its decision in writing within ten (10) Business Days after receipt of such inquiry or request from the PRC Tax Authority (or the notice of such inquiry or request from MTU Friedrichshafen as applicable), but in no case later than any due date specified by the PRC Tax Authority. For the avoidance of doubt, MTU Friedrichshafen is entitled to make the final decision on the content and the timing of the response to such follow-up inquiry and request from the PRC tax Authority.

16.8.4    In the event that MTU Friedrichshafen initiates administrative or judicial proceeding in the PRC in relation to Bulletin 7 dispute on the Transaction, MTU Friedrichshafen shall inform the Purchaser at least fifteen (15) Business Days or as early as practical before the filing of any document with the relevant governmental authority or court to initiate such proceeding. The Purchaser may decide to participate in, at its own cost, such administrative or judicial proceeding. In the event that the Purchaser wants to participate in such administrative or judicial proceeding, the Purchaser is to inform MTU Friedrichshafen about its decision in writing within ten (10) Business Days after receipt of such notice from MTU Friedrichshafen. For the avoidance of doubt, regardless of the Purchaser's participation, the MTU Friedrichshafen shall have the sole control and discretion in its own appearance and representation in such administrative or judicial proceeding.

16.8.5    MTU Friedrichshafen shall indemnify and hold harmless Purchaser from any PRC Withholding Tax and interests or penalty levied on the Purchaser under Bulletin 7. At Purchaser's request, MTU Friedrichshafen shall pay the PRC Withholding Tax directly to the responsible PRC Tax Authority.

17.    PURCHASER GUARANTEES

17.1    Purchaser and Purchaser’s Guarantor Guarantees

The Purchaser and the Purchaser’s Guarantor hereby guarantee to the Sellers regardless of fault (verschuldensunabhängig), subject to the requirements and limitations provided in clause 17.2, by way of an independent promise of guarantee (selbstständiges Garantieversprechen) within the meaning of sec. 311 para. 1 BGB that the following statements (the “Purchaser Guarantees”) are correct, complete, and not misleading as of the Signing Date and as of the Closing Date or as of such other date expressly stated in the respective Purchaser Guarantee.

17.1.1    The Purchaser is duly incorporated and validly existing under the laws of the Federal Republic of Germany and the Purchaser’s Guarantor is duly incorporated

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and validly existing under the laws of the State of Delaware. Both have all requisite corporate power and authority to own their assets and to carry out their business.

17.1.2    The Purchaser and the Purchaser’s Guarantor have all requisite corporate power and authority and have been duly authorized by all necessary corporate actions to enter into and perform this Agreement and the legal transactions (Rechtsgeschäfte) contemplated herein.

17.1.3    The execution and performance by the Purchaser and the Purchaser’s Guarantor of this Agreement and the consummation of the legal transactions contemplated herein do not violate the Purchaser’s and the Purchaser’s Guarantor’s articles of association (Gesellschaftsvertrag) or internal rules of management and do not violate any applicable statutory provision, judgment, injunction or other rule binding upon the Purchaser or the Purchaser’s Guarantor and there are no legal, investigatory or other proceedings pending against, or, to the Purchaser’s Knowledge or the knowledge of the Purchaser’s Guarantor, threatened against, the Purchaser before any court, arbitration tribunal or governmental authority which in any manner challenges the Transaction or may result in its being prevented, altered or delayed.

17.1.4    The Purchasers have available cash which will at Closing provide in immediately available funds the necessary cash resources to pay the Consideration and to make all other payments required to be made under or in connection with this Agreement.

17.2    Remedies and Limitations

Clauses 14.1 and 14.11 relating to remedies of the Purchasers (or any of them) for Breaches of Guarantee shall apply mutatis mutandis to breaches by the Purchaser or the Purchaser’s Guarantor of Purchaser Guarantees, provided that all claims of the Sellers under this clause 17 shall become time-barred five (5) years after Closing.

18.    NON-COMPETITION; NON-SOLICITATION

18.1    Non-Compete Undertaking

18.1.1    For a period of [***] after Closing, neither Seller shall, and Sellers shall procure that none of the Sellers’ Group Companies do, directly or indirectly, engage in any activity that would compete with or result in competition with the business of the Group Companies as presently conducted (the “Restricted Activity”), provided that any activities permitted pursuant to the Long Term Supply Agreement shall be carved-out from the Restricted Activities.

18.1.2    Nothing contained in clause 18.1.1 precludes the Sellers or any of the Sellers’ Group Companies from:

18.1.2.1    selling products purchased from the Group Companies under the Long Term Supply Agreement for use by the Sellers’ Group Companies in original equipment and aftermarket sales for their own products;

18.1.2.2    fulfilling any obligation pursuant to this Agreement or the Long Term Supply Agreement;

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18.1.2.3    acquiring or owning direct or indirect shareholdings in other companies conducting a Restricted Activity for financial purposes if and so long as, in each case, such shareholding represents less than ten (10) per cent of the issued share capital and the voting rights of the relevant company;

18.1.2.4    acquiring any one or more companies and/or businesses (taken together, the “Acquired Business”) where, at the time of the acquisition, the activities of the Acquired Business include a Restricted Activity (the “Acquired Restricted Business”) and subsequently carrying on or being engaged in such Acquired Restricted Business as carried on by the Acquired Business at the time of acquisition, if the turnover attributed to the Acquired Restricted Business in its last financial year is less than ten per cent (10%) of the turnover of the Acquired Business as a whole, it being understood that if an Acquired Restricted Business has a turnover of more than [***], a part of such Acquired Restricted Business to the extent exceeding such turnover amount of [***] shall in due course be disposed of by the Sellers.

In the event of an acquisition of an Acquired Restricted Business, the Sellers shall ensure and shall procure that their Affiliates ensure, for a period of [***] after Closing, that (i) none of the sensitive information concerning the Group Companies' business that has already been prior to the Closing and at the relevant point in time still is in possession of the Sellers' Group, will be shared with or otherwise be directly or indirectly made available in any way to the persons employed by or otherwise active in the Acquired Restricted Business, except to the extent that (a) the relevant information is in the public domain or is already known to the Acquired Restricted Business (other than due to violation of the provisions hereof) or (b) its disclosure is required by an applicable stock exchange regulation or by law and, (ii) no former directors or employees of the Group Companies that immediately after Closing are employed by the Sellers’ Group, shall actively by the Sellers or its Affiliates be seconded or otherwise transferred to the Acquired Restricted Business.

18.2    Non-Solicitation

For a period of thirty-six (36) months after Closing, neither Seller shall, and the Sellers shall procure that none of the Sellers’ Group Companies, directly or indirectly, solicit or entice away from the Group Companies any Senior Employee of the Group Companies with the exception of persons who have been given notice of termination (Kündigung) by the respective Group Company or whose employment was terminated by mutual consent.

18.3    Breach

In the event of a breach of the covenants set forth in this clause 18, the Purchasers may request the respective Seller (i) to immediately cease, or procure that the Sellers’ Group Company immediately ceases, the activities constituting such breach and (ii) to put the Purchasers (or, in the Purchasers’ discretion, the respective of them or the respective Group Company) in such position it would be in without such breach.

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19.    COOPERATION

19.1    The Sellers and the Purchasers shall cooperate in good faith to provide for a smooth transition of the Group Companies to the Purchasers. The Parties will take all actions necessary to ensure the implementation of the transactions contemplated by this Agreement.

19.2    The Sellers shall procure that on or before the Closing Date, all agreements between any of the companies of the Sellers' Group on the one side and any of the Group Companies on the other side shall be terminated by mutual agreement with effect as of the Closing Date, except for (i) the DPLTA for which the clauses 7.1 and 7.2 shall apply, and (ii) any agreements to be entered into pursuant to this Agreement.

The termination shall be made without any termination costs for any Group Company, other than any fees, charges and expenses to be paid pursuant to the terms of the respective agreement until and including the Closing Date. Other than set out in the foregoing sentence, the Group Companies shall be fully released from any liability under the respective agreements to the Sellers' Group.

19.3    Bergen LTSA

19.3.1    The Parties shall use best efforts and negotiate in good faith for L'Orange and BEAS to enter into a long-term agreement on the Closing Date, for the supply of fuel injection products for use on Bergen engines.

19.3.2    In the event that the Parties, notwithstanding clause 19.3.1, are unable to reach such agreement prior to or on Closing, the supply of fuel injection products for use on Bergen engines between L'Orange and BEAS shall, until the Parties have reached an agreement in accordance with clause 19.3.3 below, be in accordance with the following:

19.3.2.1    pricing shall be in accordance with Exhibit 19.3; and

19.3.2.2    the same terms as in the Long Term Supply Agreement shall apply; provided, however, that the following shall not apply: [***].

19.3.3    The Parties agree, that, in the event that they are unable to reach agreement pursuant to clause 19.3.1 prior to or on Closing (and thus the terms of clause 19.3.2 apply), the Parties shall continue also after Closing to use best efforts and to negotiate in good faith for L'Orange and BEAS to enter into a long-term agreement (separate to the Long Term Supply Agreement and terms applicable pursuant to clause 19.3.2) in relation the supply of fuel injection products for use on Bergen engines.

19.4    The Sellers hereby agree that they shall hand over to the Purchasers by no later than on the Closing Date at the Closing Meeting prior to the undertaking of the Closing Actions pursuant to the terms of this Agreement four complete copies of the data room for project Apollo, hosted on the electronic platform run and operated by Irooms - Imprima as of April 6, 2018, it being understood that nothing contained in this clause 19.4 or the copies of the data room, shall (i) constitute any representation, warranty or guarantee with respect to the data room content or otherwise and (ii) not be used in relation to the Sellers for any other purpose than informational purposes only.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

20.    GUARANTEE OF PURCHASER’S GUARANTOR

20.1    In consideration of the Sellers entering into this Agreement, the Purchaser’s Guarantor unconditionally and irrevocably guarantees to the Sellers the due and timely performance and observance by the Purchaser of all of its obligations pursuant to the Agreement when due pursuant to this Agreement (“Guaranteed Obligations”).

20.2    If and whenever the Purchaser defaults for any reason whatsoever in the performance of any Guaranteed Obligation, the Purchaser’s Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligation. The Purchaser’s Guarantor waives any rights which it may have to require the Sellers to proceed first against or claim payment from the Purchaser with respect to the Guaranteed Obligations.

20.3    This guarantee is to be a continuing security to the Sellers for all the Guaranteed Obligations and shall not be satisfied, discharged or affected by an intermediate payment or settlement of account by, or change in the constitution or control of, or the insolvency of or winding-up or analogous proceeding relating to, the Purchaser or by any other matter or thing whatsoever.

21.    ACCESS TO BOOKS AND RECORDS

For a period of ten (10) years following the Closing Date, but in no event longer than the statutory terms to preserve business records (gesetzliche Aufbewahrungsfristen), (i) the Group Companies shall, and the Purchasers shall procure that the Group Companies shall, keep all documents, data and books of the Group Companies and shall grant the Sellers and their authorized representatives reasonable access, during normal business hours and upon reasonable advance notice, to any and all documents, data and books of the Group Companies relating to time periods prior to the Closing Date, reasonably required by the Sellers to complete any Tax returns or other statutory filings relating to period prior to the Closing Date and the Purchasers shall procure that the Group Companies allow the Sellers to appropriately review the documents, data and books of the Group Companies relating to time periods prior to the Closing Date and to make, at Sellers’ costs, copies or printouts reasonably required for the aforementioned purpose and (ii) the Sellers shall, and shall procure that each member of the Sellers' Group shall keep all documents, data and books of the Group Companies to the extent not physically or electronically transferred to the Group Companies or the Purchasers and shall grant the Purchasers and the Group Companies and their respective authorized representatives reasonable access, during normal business hours and upon reasonable advance notice, to any and all such respective documents, data and books of the Group Companies relating to time periods prior to the Closing Date, reasonably required by the Purchasers or the Group Companies, as the case may be, to (a) complete any Tax returns or other statutory filings relating to the period prior to the Closing Date or (b) operate the business of the Group Companies as operated until the Closing Date, and the Sellers shall in each such case and shall procure that the Sellers' Group in each such case allows the Purchasers or the Group Companies to appropriately review the documents, data and books of the Group Companies relating to time periods prior to the Closing Date and to make, at their own costs, copies or printouts reasonably required for the aforementioned purpose.

22.    CONFIDENTIALITY AND PRESS RELEASES

22.1    The Parties mutually undertake

22.1.1    to keep the contents of this Agreement secret and confidential vis-à-vis any third party,

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

22.1.2    not to use the contents or the fact of existence of this Agreement for their own benefit or for the benefit of others, except as allowed under this Agreement, and

22.1.3    to protect the contents of this Agreement effectively against access by third parties.

22.2    Neither the Parties nor their representatives will disclose publicly any information in connection with this Agreement nor issue any press release or similar public announcement without obtaining prior written consent of the other Parties, except to the extent that the relevant facts are in the public domain or their disclosure is required by an applicable stock exchange regulation or by law. Where disclosure is required by an applicable stock exchange regulation or by law, the Parties shall, so far as it is lawful and practical to do so prior to such disclosure, inform each other Party prior to such disclosure and shall limit any disclosure to the minimum required by statute or the authorities. The text of such announcement which is required by law shall be approved by each other Party prior to the disclosure if reasonably possible. Disclosure can also be made to a Party's professional advisors, financiers and their professional advisors on a confidential basis.

22.3    In the event that this Agreement is terminated in accordance with its terms, each of the Purchasers undertakes to treat as strictly confidential any and all information received from the Sellers and the Group Companies in connection with the transaction and to destroy all documents and information which the Purchasers have received from the Sellers and the Group Companies, together with any copies thereof, unless (i) such information has entered the public domain without a breach of the confidentiality covenant by the Purchasers, or (ii) the information cannot be destroyed under any document retention obligations, in which case access to it shall be limited to the legal representatives of the Purchasers.

23.    NOTICES

23.1    Form of Notices

All legally binding statements and other notices in connection with this Agreement (collectively the “Notices”) shall be made in writing (including telefax) unless another specific form is required by law.

23.2    Notices to MTU Friedrichshafen

Any Notices to be delivered to MTU Friedrichshafen hereunder shall be addressed as follows:

Position:    General Counsel

Address:    Rolls-Royce Power Systems AG
Maybachplatz 1, 88045 Friedrichshafen/Germany

Fax Number: +49 (7541) 90-8043

With copy (which shall not constitute notice) to:

Position:    M&A Director

Address:    Rolls-Royce plc
PO Box 31, Moor Lane, Derby DE24 8BJ

Fax Number:    +44 (0) 1332 260 429

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

23.3    Notices to the MTU America

Any Notices to be delivered to MTU America hereunder shall be addressed as follows:

Position:    General Counsel

Address:    Rolls-Royce Power Systems AG
Maybachplatz 1, 88045 Friedrichshafen/Germany

Fax Number:    +49 (7541) 90-8043

With copy (which shall not constitute notice) to:

Position:    M&A Director

Address:    Rolls-Royce plc
PO Box 31, Moor Lane, Derby DE24 8BJ

Fax Number:     +44 (0) 1332 260 429

23.4    Notices to the Purchaser

Any Notices to be delivered to the Purchaser hereunder shall be addressed as follows:

Name:    Associate General Counsel: Joachim Spalcke

Address:    Handwerkstrasse 29, 70565 Stuttgart, Germany

Fax Number:    +49 (711) 78954-100

With copy (which shall not constitute notice) to:

Hogan Lovells International LLP
Attn. Volker Geyrhalter / Mark Kurtenbach
Karl-Scharnagl-Ring 5
80539 Munich
Telefax: +49 89 290 12 222

23.5    Notices to the Purchaser’s Guarantor

Any Notices to be delivered to the Purchaser’s Guarantor hereunder shall be addressed as follows:

Name:    Corporate VP and General Counsel: A. Chris Fawzy

Address:    1081 Woodward Way, Fort Collins CO 80521, USA

Fax Number:    +1-970-619-3713

With copy (which shall not constitute notice) to:

Hogan Lovells International LLP
Attn. Volker Geyrhalter / Mark Kurtenbach
Karl-Scharnagl-Ring 5

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

80539 Munich
Telefax: +49 89 290 12 222

23.6    Change of Address

Each Party shall without undue delay give written Notice to the other Parties of any changes in the addresses set forth in clauses 23.2 to 23.5 above. In the absence of such communication, any Notices sent to the address stated above shall be deemed to have reached (zugegangen) the respective Party.

23.7    Notices to Advisors

23.7.1    The receipt of Notices or any copies thereof in connection with this Agreement by the Parties’ advisors shall not constitute the receipt, or serve as a substitute for the receipt of, such Notice by the Parties themselves.

23.7.2    Whether or not the advisor to a Party or the acting notary received the Notice for its/his/her information is irrelevant for purposes of determining receipt of the Notice by a Party, even if this Agreement specifically provides that Notice should be given to the respective advisor or acting notary for information purposes.

24.    LIABILITY OF SELLERS

The Sellers shall with regard to any obligations undertaken by the Sellers in this Agreement be liable as joint and several debtors (Gesamtschuldner).

25.    COSTS

25.1    Costs

The costs for notarizing this Agreement shall be borne by the Purchaser. The Purchaser shall also be responsible for all fees and other costs related to merger control proceedings (except for fees and costs of advisors which shall always be borne by the Party retaining the services of such advisor in accordance with clause 25.3).

25.2    Transfer Taxes

Except for any US transfer Taxes and, for the avoidance of doubt, except for any PRC Withholding Tax (see above clause 16.8), any other transfer Taxes (including but not limited to any real estate transfer Taxes in Germany), stamp duties and similar domestic or foreign Taxes or charges resulting from the signing, execution and consummation of this Agreement shall be borne by the respective of the Purchasers. Any US transfer Taxes shall be split fifty/fifty (50/50) between the Purchaser's Guarantor and MTU America.

25.3    Costs of Advisors

Each Party shall bear its own costs and expenses in connection with the preparation, conclusion and performance of this Agreement, including any professional fees, charges and expenses of its respective advisors.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

26.    GOVERNING LAW; ARBITRATION

26.1    Governing Law

26.2    This Agreement and any non-contractual obligations in connection therewith shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, excluding its conflicts of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG), and, to the extent required for effecting the transfer of the Fluid Mechanics Shares, by applicable US law.

26.3    Arbitration

26.3.1    Any dispute or controversy arising out of or in relation to this Agreement including its existence, validity or termination (“Dispute”) shall be settled amicably by negotiation between the Parties within thirty (30) days from the date of written notice of either Party of the existence of such Dispute.

26.3.2    Failing such amicable settlement, all Disputes shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtbarkeit e.V. - DIS) without recourse to the ordinary courts of law. Temporary relief (Einstweiliger Rechtsschutz) before the courts of the competent jurisdiction shall remain unaffected. If temporary relief is sought before the ordinary courts, the courts of Munich, Germany, shall have jurisdiction.

26.3.3    The place of arbitration is Munich, Germany. The arbitral tribunal consists of three (3) arbitrators and the chairman shall be eligible for the office of a judge in Germany. The language of the arbitral proceedings is English. The arbitral tribunal shall also determine the costs of the arbitration proceeding, including reasonable attorney fees, and decide upon their allocation among the Parties.

26.3.4    The Parties undertake to keep confidential (i) all awards obtained in the arbitration, (ii) all materials submitted or created for the purposes of the arbitration and (iii) all other documents produced by a Party, in each case of (i) to (iii) except and to the extent that information or documents are (a) already lawfully in the public domain, or (b) disclosure thereof may be required by a Party to comply with mandatory law or to protect or pursue a legal right or to enforce or challenge an award granted in legal proceedings before a court.

27.    FINAL PROVISIONS

27.1    Exhibits and Schedules

The Exhibits and Schedules to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits and Schedules as a whole.

27.2    Entire Agreement

This Agreement (including all Exhibits and Schedules hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto except as expressly provided otherwise herein. There are no side agreements to this Agreement.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

27.3    Amendments to this Agreement

This Agreement or any of its provisions (including this clause 27.3) may be amended, waived or terminated only by written instrument (or any stricter form required by mandatory law) executed by all Parties and explicitly referring to this Agreement.

27.4    Assignment

Except as expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties.

27.5    Interpretation

27.5.1    The table of contents and the descriptive headings and sub-headings of the clauses and subclauses and appendices contained in this Agreement are for convenience and reference purposes only. They shall be disregarded for purposes of interpreting or construing this Agreement.

27.5.2    The obligation of a Party to use best efforts to accomplish an objective shall be construed as an obligation to timely take all reasonable actions that a diligent party would be expected to take in its own interest in order to achieve such objective, and not as an absolute obligation to ensure that such objective is, in fact, accomplished.

27.5.3    Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

27.5.4    Any references made in this Agreement to any types of companies or equity participations, proceedings, government authorities or other bodies, rights, institutions, regulations or legal relationships under German law shall extend to any equivalent (funktionsgleich) legal terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. If there is no functionally equivalent legal term under the foreign law, then such legal term which most closely reflects the functionality of the legal term under German law shall be referenced into the Agreement.

27.5.5    Any reference made in this Agreement to any clauses, paragraphs, sentences, Exhibits and Schedules without further indication of a law or an agreement shall mean the clauses, paragraphs, sentences, Exhibits and Schedules of this Agreement.

27.5.6    This Agreement is executed in the English language, but has been prepared against a German commercial and legal background. If any term of this Agreement is open for interpretation, the intended German meaning shall prevail. Where a German term has been inserted in parenthesis or italics, this German term alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

27.6    Severability

Should any provision of this Agreement be or become, either in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), then the validity, effectiveness and enforceability of the other provisions of this Agreement shall remain unaffected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as most closely reflects the economic intent and purpose of the invalid, ineffective or unenforceable provision regarding its subject matter, scale, time, place and scope of application. The aforesaid rule shall apply mutatis mutandis to fill any unintended gap that may be found to exist in this Agreement. It is the express intent of the Parties hereto that this clause 27.6 shall not merely result in a reversal of the burden of proof but that sec. 139 BGB is hereby contracted out in its entirety.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

The notarial deed including the Share Purchase Agreement was read out to the persons appearing by the civil law notary, approved by the persons appearing and signed by them and the civil law notary in their own hand as follows:

/s/ Mr. Sebastian Decker

/s/ Mr. Benjamin Horsley

/s/ Dr. Hanns Jӧrg Herwig

/s/ Dr. Oliver Habighorst

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit 1.1

LIST OF DEFINITIONS

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

LIST OF DEFINITIONS

DEFINED TERM	MEANING

Acquired Business	as defined in clause 18.1.2.4
Acquired Restricted Business	as defined in clause 18.1.2.4
Affiliates	as defined in recital D
Agreement	as defined in the caption
Allocable Amount	as defined in clause 16.7.1
Allocation Schedule	as defined in clause 16.7.2
Amended and Restated Operating Agreement	as defined in clause 12.3.1.4
Assignment of Membership Units	as defined in clause 12.3.1.3
Applicable Law	as defined in clause 13.11.1
AWV	as defined in clause 13.23
BGB	as defined in clause 13.1.1
Breach of Guarantee	as defined in clause 14.1.1
Bulletin 7

shall mean the Tax circular issued by the Chinese State Administration of Taxation entitled the State Administration of Taxation Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprise (State Administration of Taxation Bulletin 2015 No. 7), as may be amended or supplemented from time to time and including any similar or replacement Applicable PRC Laws on the Tax treatment of offshore indirect transfers of any PRC taxable property

Bulletin 7 Reporting	shall mean the reporting of the Transaction along with the submission of Bulletin 7 Reporting Materials to the applicable PRC Tax Authority in accordance with Article 9 of Bulletin 7
Bulletin 7 Reporting Materials	shall mean the documents and materials as required to be submitted to the applicable PRC Tax Authority under Article 9 of Bulletin 7
Business Day	shall mean all days on which banks in both Frankfurt, Germany and London, England provide their banking services
Cash Pooling	as defined in clause 8
Cash Pool Debt Balance	as defined in clause 8(iii)
Change Notice	as defined in clause 16.7.1
Closing	as defined in clause 12.1
Closing Actions	as defined in clause 12.3
Closing Condition	as defined in clause 11.1
Closing Date	as defined in clause 12.1
Closing Meeting	as defined in clause 12.2
Closing Memorandum	as defined in clause 12.4.1
Competent Authority	as defined in clause 4.2
Contamination	as defined in clause 13.8.6
Consideration	as defined in clause 3.2
De Minimis Amount	as defined in clause 14.6.1

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Default Interest	as defined in clause 3.3.3
Dispute	as defined in clause 26.3.1
DPLTA	as defined in recital A
Encumbrance	as defined in clause 6.2.4.6
Environment	as defined in clause 13.8.7
Environmental Assurances	as defined in clause 14.3.2.1
Environmental Consent	as defined in clause 13.8.8
Environmental Deductible	as defined in clause 14.6.4
Environmental Guarantees	as defined in clause 14.1.1
Environmental Law	as defined in clause 13.8.9
Environmental Matter	as defined in clause 13.8.10
Financial Statements	as defined in clause 13.6.1
Fluid Mechanics	as defined in recital B
Fluid Mechanics APA	as defined in recital B
Fluid Mechanics Consideration	as defined in clause 3.2
Fluid Mechanics Purchase Price	as defined in clause 3.1.2
Fluid Mechanics Shares	as defined in recital E
Framework	as defined in clause 13.5.1
Fundamental Guarantees	as defined in clause 14.7.1
Further Inquiry Individuals	as defined in clause 13.25
GAAP	shall mean Generally Accepted Accounting Principles
Government Contract	as defined in clause 13.21.2
Group Companies	as defined in recital C
Group Companies Shares	as defined in clause 13.4.1
Group Company	as defined in recital C
Group Guarantees	as defined in clause 10
Guarantee Claim	as defined in clause 14.1.1
Guaranteed Obligations	as defined in clause 20.1
Hazardous Substances	as defined in clause 13.8.11
Indemnifiable Taxes	as defined in clause 16.1.1
Inquiry Individuals	as defined in clause 13.25
Inspections	as defined in clause 14.3.1
Interest	as defined in clause 3.2
Interim Event	as defined in clause 12.3.6.1
Intra-Group Loans	as defined in clause 9.1
Intra-Group Loans Settlement Payments	as defined in clause 9.2
Insurer	as defined in clause 13.26.1(d)
IP Rights	as defined in clause 13.9.1
Knowledge Bearers	as defined in clause 13.25
Leakage	as defined in clause 15.3
Leased Real Estate	as defined in clause 13.7.3
Licensed IP Rights	as defined in clause 13.9.1
L’Orange	as defined in recital A
L’Orange Consideration	as defined in clause 3.2
L'Orange Ningbo	as defined in recital C(ii)
L’Orange Profit Distribution	as defined in clause 15.4.2
L’Orange Purchase Price	as defined in clause 3.1.1
L’Orange Share	as defined in recital E
L’Orange Subsidiaries	as defined in recital C
L'Orange Suzhou	as defined in recital C(iii)
L’Orange Unterstützungskasse	as defined in recital C(i)

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Locked Box Accounts	as defined in clause 13.5.1
Locked Box Date	as defined in clause 15.1
Longstop Date	as defined in clause 11.2.1
Long Term Supply Agreement	as defined in clause 12.3.2.1
Material Agreements	as defined in clause 13.12.1
Material Contamination	as defined in clause 13.8.12
MTU America	as defined in the caption
MTU Friedrichshafen	as defined in the caption
Net Tax Amortization, Depreciation or Other Step-up in Basis Benefit	as defined in clause 16.2.1.5
Notices	as defined in clause 23.1
Own Real Estate	as defined in clause 13.7.1
Owned IP Rights	as defined in clause 13.9.1
Parties	as defined in the caption
Party	as defined in the caption
Pension Schemes	as defined in clause 13.14.1
Permits	as defined in clause 13.10
Permitted Leakage	as defined in clause 15.4
Person

shall mean any natural person, corporation, company, corporate body, association, cooperative, foundation, special-purpose assets (Zweckvermögen), pool of assets (Vermögensmasse), partnership (including any atypical silent partnership), joint venture, estate, trust, firm, public agency, authority, or other entity, enterprise, association, organization or body

PRC	shall mean the People's Republic of China
PRC Withholding Taxes	shall mean withholding Taxes due and owed by MTU Friedrichshafen under Bulletin 7
Pre-Locked Box Date Period	as defined in clause 16.1.1
Product Liability Claims	as defined in clause 13.19.2
Profit and Loss Calculation	as defined in clause 7.5
Purchaser	as defined in the caption
Purchasers	as defined in the caption
Purchaser Group	as defined in recital D
Purchaser Guarantees	as defined in clause 17.1
Purchaser's Account	as defined in clause 3.3.2
Purchaser’s Guarantor	as defined in the caption
Purchaser's Inquiry Advisors	as defined in clause 14.2.1
Purchaser's Knowledge Bearers	as defined in clause 14.2.1
Real Estate	as defined in clause 13.7.4
Related Person	as defined in clause 16.2.1.5
Relevant Knowledge	as defined in clause 14.2.1
Restricted Activity	as defined in clause 18.1.1
R&W Insurance Policy	as defined in clause 13.26.1
Seller	as defined in the caption
Sellers	as defined in the caption
Sellers’ Accounts	as defined in clause 3.3.2
Sellers’ Group	as defined in recital D
Sellers’ Group Company	as defined in recital D
Sellers’ Guarantees	as defined in clause 13.1.1
Sellers’ Knowledge	as defined in clause 13.25

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Sellers‘ View	as defined in clause 16.2.1.5
Senior Employee	as defined in clause 6.2.3.1
Shares	as defined in recital E
Signing Date	shall mean 8 April 2018
[***]	[***]
[***]	[***]
[***]	[***]
Straddle Period	as defined in clause 16.1.4
Subsidies	as defined in clause 13.20
Target Companies	as defined in recital B
Tax	as defined in clause 13.17.12
Tax Asset	as defined in clause 16.2.1.3
Tax Authority	as defined in clause 13.17.13
Tax Benefit	as defined in clause 16.1.2.5
Tax Guarantees	as defined in clause 13.17.16
Tax Laws	as defined in clause 13.17.14
Tax Proceedings	as defined in clause 16.5.1
Tax Refund	as defined in clause 16.2.1.1
Tax Return	as defined in clause 13.17.15
Tax Schedule	as defined in clause 16.3.2
Third Party Claim	as defined in clause 14.5.1
Threshold	as defined in clause 14.6.2
Time Limitation	as defined in clause 14.8.1
Total Share Purchase Price	as defined in clause 3.1.2
Transaction	as defined in clause 2.2
VAT	as defined in clause 3.4
Warranty Letter	as defined in clause 12.3.1.7

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

PROJECT APOLLO

___________________________________

Exhibit 3.1.3

EQUITY BRIDGE

___________________________________

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Enterprise value to equity price bridge
Sonntag, 31. Dezember 2017
Currency, € m		Seller revised proposal	Ref: Financial Fact Book Addendum	Notes
Enterprise Value	A	700.0

Net financial debt
Shareholder loan – LOR		[***]
Shareholder loan – FML		[***]
Shareholder loan – Ningbo		[***]
FY17 profit distribution to MTU		[***]		[***]

Total shareholder and group loans		[***]	Page 14

Cash		[***]	Page 14	[***]

Financial assets – Escrow Amount (current and non-current)		[***]	Page 14	[***]

Total net financial debt		(73.7)

Debt-like items
Provisions for pensions and similar obligations (non-current)		[***]	Page 14

Deferred tax asset on pension		[***]		[***]

Earn-out FML acquisition		[***]	Page 14
Provisions for partial retirement		[***]	Page 14
Provisions for LTIC		[***]	Page 14

CapEx creditor debt		[***]		[***]

Total debt-like items		(34.8)

Total Net Debt	B	(108.5)

Net Working Capital
Actual Working Capital at 31 December 2017		[***]		See Appendix 3 for further details
Less: Target Working Capital		[***]		See Appendix 3 for further details

Net working capital adjustment	C	(5.1)

Equity Price (A+B+C)		586.4

Value accrual	D	[ ]		Amount to be determined at Closing

Total Consideration (A+B+C+D)		586.4

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

[***]

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

[***]

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.